     Exhibit 4.2a

MILACRON CAPITAL HOLDINGS B.V.

€115,000,000
7.625% Guaranteed Bonds due 2005

FISCAL AGENCY AGREEMENT

     THIS AGREEMENT is dated April 6, 2000 and made AMONG:

(1)	MILACRON CAPITAL HOLDINGS B.V. (the “Issuer”);

(2)	MILACRON INC. (the “Guarantor”);

(3)	DEUTSCHE BANK AG LONDON (the “Fiscal Agent”); and

(4)	DEUTSCHE BANK LUXEMBOURG S.A. (a “Paying Agent”).

WHEREAS:

(A)	The Issuer has agreed to issue €115,000,000 aggregate principal amount of 7.625% Guaranteed Fixed Rate Bonds due 2005 (the “Bonds”, which expression shall, unless the context otherwise requires, include the temporary global bond and the permanent global bond referred to below).

(B)	The Bonds will be issued in bearer form in denominations of €10,000, €100,000 and €1,000,000.

(C)	The Bonds will initially be represented by a temporary Global Bond (the “Temporary Global Bond”) in bearer form, without interest coupons, in or substantially in the form set out in Part I of Schedule 1 which will be exchanged in accordance with its terms for a permanent Global Bond (the “Permanent Global Bond” and, together with the Temporary Global Bond, the “Global Bonds”) in bearer form, without interest coupons, in or substantially in the form set out in Part II of Schedule 1.

(D)	The definitive Bonds and their interest coupons (the “Coupons”), if any, will be in or substantially in the respective forms set out in Part I of Schedule 2. The Terms and Conditions of the Bonds (the “Conditions”) will be in or substantially in the form set out in Part III of Schedule 2.

(E)	Payments in respect of the Bonds will be unconditionally and irrevocably guaranteed by the Guarantor by the guarantees (the “Guarantees”) to be included on the Bonds substantially in the form set out in Schedule 3.

NOW IT IS HEREBY AGREED as follows:

1.	INTERPRETATION

(1)	Words and expressions defined in the Conditions and not otherwise defined in this Agreement shall have the same meanings when used in this Agreement.

(2)	References in this Agreement to principal and/or interest shall include any additional amounts payable pursuant to Condition 9.

2.	DEFINITIONS

As used in this Agreement and in the Conditions.

"Auditors” means the auditors for the time being of the Issuer or the Guarantor (as the case may be) or, in the event of their being unable or unwilling promptly to carry out any action requested of them as provided in this Agreement or the Conditions, such other leading firm of accountants as may be nominated or approved by the Issuer or the Guarantor (as the case may be);

"Fiscal Agent”, “Paying Agents”, “Replacement Agent” and “Agents” mean and include each Fiscal Agent, Paying Agent and Replacement Agent and Agent from time to time appointed to exercise the powers and undertake the duties conferred and imposed upon it by this Agreement and notified to the Bondholders under clause 21;

“Outstanding” or “outstanding”, when used with reference to Bonds, shall, subject to the provisions of the next succeeding paragraph, mean all Bonds theretofore authenticated and delivered by the Fiscal Agent under this Fiscal Agency Agreement, except:

(i)	Bonds theretofore cancelled by the Fiscal Agent or delivered to the Fiscal Agent for cancellation;

(ii)	Bonds, or portions thereof, for the payment or redemption of which moneys in the necessary amount shall have been deposited in trust with the Fiscal Agent or with any Paying Agent or shall have been set aside and segregated in trust by the Issuer or the Guarantor (if the Issuer or the Guarantor acts as their own paying agent); provided that if such Bonds are to be redeemed prior to the maturity thereof, notice of such redemption shall have been given as in Condition 8 provided, or provision satisfactory to the Fiscal Agent shall have been made for giving such notice;

(iii)	Bonds in lieu of or in exchange and substitution for which other Bonds shall have been authenticated and delivered, or which have been paid, pursuant to the terms of Condition 12;

(iv)	those Bonds which have become void under Condition 10; and

(v)	the Temporary Global Bond to the extent that it has been duly exchanged for the Permanent Global Bond and the Permanent Global Bond to the extent that it has been exchanged for the Bonds in definitive form in each case pursuant to their respective provisions.

In determining whether the holders of the requisite aggregate principal amount of Bonds have concurred in any request, demand, authorisation, notice, direction, consent or waiver under the Conditions, Bonds which are owned by the Issuer or the Guarantor or any other obligor under the Bonds or by any person directly or indirectly controlling or controlled by, or under direct or indirect common control with, the Issuer or the Guarantor or any other obligor on the Bonds shall be disregarded and deemed not to be outstanding for the purpose of any such determination; provided that for the purposes of determining whether the Fiscal Agent shall be protected in relying on any such request, demand, authorisation, notice, direction, consent or waiver, only Bonds which the Fiscal Agent knows are so owned shall be so disregarded. Bonds so owned which have been pledged in good faith may be regarded as outstanding for the purpose of this paragraph if the pledgee shall establish to the satisfaction of the Fiscal Agent the pledgee’s rights to vote such Bonds and that the pledgee is not a person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuer or the Guarantor or any such other obligor. In the case of a dispute as to such right, any decision by the Fiscal Agent taken upon the advice of counsel shall be full protection to the Fiscal Agent.

“specified office” means the offices specified in clause 23 or any other specified offices as may from time to time be duly notified pursuant to clause 23.

3.	APPOINTMENT OF AGENTS

(1)	The Issuer and the Guarantor appoint, and the Agents (as defined below) hereby accept such appointment, on the terms and subject to the conditions of this Agreement:

(a)	Deutsche Bank AG London as fiscal and paying agent (the “Fiscal Agent”) in respect of the Bonds; and

(b)	Deutsche Bank Luxembourg S.A. as paying agent (a “Paying Agent”) for the payment of principal of, and interest in, the Bonds; in each case acting at its specified office.

(2)	The Fiscal Agent, the Paying Agents, and the Replacement Agent are together referred to as the “Agents”.

(3)	The obligations and duties of the Agents under this Agreement shall be several and not joint.

4.	AUTHENTICATION AND DELIVERY OF BONDS

(1)	The Issuer undertakes that the Permanent Global Bond (duly executed on behalf of the Issuer with the Guarantee thereon duly executed by the Guarantor) will be available to be exchanged for interests in the Temporary Global Bond in accordance with the terms of the Temporary Global Bond.

(2)	The Issuer undertakes that, if required to under the terms of the Permanent Global Bond, it will deliver to, or to the order of, the Fiscal Agent, not later than the date required by the Permanent Global Bond, definitive Bonds (with Coupons attached) in an aggregate principal amount of €115,000,000 or such lesser amount as is the principal amount of Bonds represented by the Permanent Global Bond to be issued in exchange for the Temporary Global Bond. Each definitive Bond and Coupon so delivered shall be duly executed on behalf of the Issuer and each definitive Bond shall have the Guarantee executed on behalf of the Guarantor included on it.

(3)	The Issuer authorises and instructs the Fiscal Agent or its designated agent to, upon receipt of the Global Bonds or definitive Bonds, as applicable, executed on behalf of the Issuer, authenticate the Global Bonds and any definitive Bonds delivered pursuant to subclause (2).

(4)	The Issuer authorises and instructs the Fiscal Agent to cause interests in the Temporary Global Bond to be exchanged for interests in the Permanent Global Bond and interests in the Permanent Global Bond to be exchanged for definitive Bonds in accordance with their respective terms. Following the exchange of the last interest in a Global Bond, the Fiscal Agent shall cause the Global Bond to be cancelled and delivered to the Issuer or as the Issuer may direct.

(5)	The Fiscal Agent shall cause all Bonds delivered to and held by it under this Agreement to be maintained in safe custody and shall ensure that interests in the Temporary Global Bond are only exchanged for interests in the Permanent Global Bond in accordance with the terms of the Temporary Global Bond and this Agreement and that the definitive Bonds are issued only in accordance with the terms of the Permanent Global Bond and this Agreement.

(6)	So long as any of the Bonds is outstanding the Fiscal Agent shall, within seven days of any request by the Issuer or the Guarantor, certify to the Issuer or, as the case may be, the Guarantor the number of definitive Bonds held by it under this Agreement.

(7)	The Temporary Global Bond, the Permanent Global Bond, each definitive Bond, including the Guarantee endorsed thereon and each Coupon shall be executed manually or in facsimile by or on behalf of the Issuer or the Guarantor, as the case may be, and, where relevant, authenticated manually or in facsimile by or on behalf of the Fiscal Agent. Any signature on a Bond and on a Guarantee shall be that of the person who is at the time of the creation and issue of the Bonds and the Guarantee an authorised signatory for such purpose of the Issuer or the Guarantor, as the case may be, notwithstanding that such person has for any reason (including death) ceased to be such an authorised signatory at the time at which such Bond or Guarantee is delivered.

5.	PAYMENT TO THE FISCAL AGENT

(1)	The Issuer (failing which, the Guarantor) shall, not later than 10:00 a.m. (Central European time) one Business Day prior to each date on which any payment of principal and/or interest in respect of any of the Bonds becomes due and payable or if the due date is not a Business Day on the immediately preceding such Business Day, transfer to an account specified by the Fiscal Agent such amount of euros as shall be sufficient for the purposes of the payment of principal and/or interest in same day funds or in such funds and at such times (being not later than 10:00 a.m. (Central European time) on the relevant due date or if the due date is not a Business Day in Brussels on the immediately preceding such Business Day) as may be determined by the Fiscal Agent to be customary for the settlement of similar transactions. For the purposes of this clause 5, “Business Day” means a day on which commercial banks are open for business and foreign exchange markets settle payments in London, Luxembourg and where the Fiscal Agent happens to hold its euro account at the time.

(2)	The Issuer or, as the case may be, the Guarantor shall ensure that, not later than 10:00 a.m. (Central European Time) the second Business Day immediately preceding the date on which any payment is to be made to the Fiscal Agent pursuant to subclause (1), the Fiscal Agent shall receive a copy by tested telex or SWIFT message of an irrevocable payment instruction to the bank through which the payment is to be made.

6.	NOTIFICATION OF NON-PAYMENT BY THE ISSUER OR THE GUARANTOR

The Fiscal Agent shall notify by telex each of the Issuer, the Guarantor and the other Paying Agents forthwith:

(a)	if it has not by the relevant date specified in clause 5(1) received unconditionally the full amount in euros required for the payment; and

(b)	if it receives unconditionally the full amount of any sum due in respect of the Bonds or Coupons after such date.

The Fiscal Agent shall, at the expense of the Issuer or the Guarantor, forthwith upon receipt of any amount as described in subparagraph (b), cause notice of that receipt to be published under Condition 13.

7.	DUTIES OF THE PAYING AGENTS

(1)	Subject to the payments to the Fiscal Agent provided for by clause 5 being duly made, the Paying Agents shall act as paying agents of the Issuer and/or the Guarantor in respect of the Bonds and pay or cause to be paid on behalf of the Issuer and/or the Guarantor, on and after each date on which any payment becomes due and payable, the amounts of principal and/or interest then payable on surrender or, in the case of a Global Bond, endorsement as required pursuant to the terms of the Global Bond, of Bonds or Coupons under the Conditions and this Agreement. If any payment provided for by clause 5 is made late but otherwise under the terms of this Agreement the Paying Agents shall nevertheless act as paying agents.

(2)	If default is made by the Issuer and the Guarantor in respect of any payment, unless and until the full amount of the payment has been made under the terms of this Agreement (except as to the time of making the same) or other arrangements satisfactory to the Fiscal Agent have been made, neither the Fiscal Agent nor any of the other Paying Agents shall be bound to act as paying agents.

(3)	If on presentation of a Bond or Coupon the amount payable in respect of the Bond or Coupon is not paid in full (otherwise than as a result of withholding or deduction for or on account of any Taxes as permitted by the Conditions) the Paying Agent to whom the Bond or Coupon is presented shall procure that the Bond or Coupon is enfaced with a memorandum of the amount paid and the date of payment.

(4)	Any monies paid by the Issuer or the Guarantor, as the case may be, to a Paying Agent in respect of a Bond or Coupon, and remaining unclaimed at the end of two years after such payment shall have become due and payable (whether at maturity or upon call for redemption, purchase or otherwise), shall then be repaid to the Issuer, and upon such repayment all liability of such Paying Agent, with respect thereto shall thereupon cease, without, however, limiting in any way any obligation the Issuer or the Guarantor may have to pay such payment in respect of the Bond or Coupon as the same shall become due. Any such payments that the Issuer or the Guarantor, as the case may be, shall be obligated to make shall be made at offices or agencies selected by it outside the United States and its territories and possessions.

8.	REIMBURSEMENT OF THE PAYING AGENTS

8.1	The Fiscal Agent shall charge the account referred to in clause 5 for all payments made by it under this Agreement and will credit or transfer to the respective accounts of the Paying Agents the amount of all payments made by them under clause 7 immediately upon notification from them, subject in each case to any applicable laws or regulations.

8.2	If any Paying Agent makes a payment in respect of the Bonds at a time at which the Fiscal Agent has not received the full amount of the relevant payment due to it under clause 5 and the Fiscal Agent is not able out of the funds received by it under clause 5 to reimburse such Paying Agent therefor, the Issuer failing which the Guarantor shall from time to time on demand pay to the Fiscal Agent for account of such Paying Agent:

(a)	the amount so paid out by such Paying Agent and not so reimbursed to it; and

(b)	interest at a rate to be mutually agreed by the Issuer, the Guarantor and the relevant Paying Agent on such amount from the date on which such Paying Agent made such payment until the date of reimbursement of such amount and an amount sufficient to indemnify such Paying Agent against any cost, loss or expense which it reasonably incurs as a result of making such payment and not receiving reimbursement of such amount;

provided, however, that any payment made under paragraph (a) above shall satisfy pro tanto the Issuer’s (failing which, the Guarantor’s) obligations under clause 5.

9.	NOTICE OF ANY WITHHOLDING OR DEDUCTION

If the Issuer or the Guarantor is, in respect of any payment in respect of the Bonds, compelled to withhold or deduct any amount for or on account of any Taxes as contemplated by Condition 9, the Issuer or, as the case may be, the Guarantor shall give notice to the Fiscal Agent as soon as reasonably practicable after it becomes aware of the requirement to make the withholding or deduction and shall give to the Fiscal Agent such information as the Fiscal Agent shall reasonably require to enable it to comply with the requirement.

10.	DUTIES OF THE FISCAL AGENT IN CONNECTION WITH REDEMPTION FOR TAXATION REASONS

If the Issuer decides to redeem all the Bonds for the time being outstanding under Condition 8(2), it shall give notice of the decision to the Fiscal Agent at least 30 days before the relevant redemption date.

11.	PUBLICATION OF NOTICES

On behalf of and at the request and expense of the Issuer or the Guarantor, the Fiscal Agent shall cause to be published all notices required to be given by the Issuer and/or the Guarantor under the Conditions.

12.	CANCELLATION OF BONDS AND COUPONS

(1)	All Bonds which are surrendered for payment and in connection with redemption, (together with all unmatured Coupons attached to or delivered with Bonds) and all Coupons which are paid shall be cancelled by the Paying Agent to which they are surrendered. Each of the

Paying Agents shall give to the Fiscal Agent details of all payments made by it and shall deliver all cancelled Bonds and Coupons to the Fiscal Agent (or as the Fiscal Agent may specify). Where Bonds are purchased by or on behalf of the Issuer or the Guarantor which in accordance with the Conditions are to be cancelled after such purchase, the Issuer or, as the case may be, the Guarantor, shall procure that the Bonds (together with all unmatured Coupons appertaining to the Bonds) are promptly cancelled and delivered to the Fiscal Agent or its authorised agent.

(2)	The Fiscal Agent or its authorised agent shall (unless otherwise instructed by the Issuer in writing and save as provided in clause 14(1)), destroy all cancelled Bonds and Coupons and furnish the Issuer and the Guarantor with a certificate of destruction containing written particulars reasonably requested by the Issuer or the Guarantor including the serial numbers of the Bonds and the number by maturity date of Coupons so destroyed.

13.	ISSUE OF REPLACEMENT BONDS AND COUPONS

(1)	From time to time after such time (if ever) as definitive Bonds may be issued, the Issuer shall cause a sufficient quantity of additional forms of Bonds and Coupons to be available, upon request, to the Paying Agent in Luxembourg (the “Replacement Agent”) at its specified office for the purpose of issuing replacement Bonds or Coupons as provided below.

(2)	The Replacement Agent shall upon receipt of replacement Bonds executed on behalf of the Issuer, subject to and in accordance with Condition 12 and the following provisions of this clause, cause to be authenticated (in the case only of replacement Bonds) and delivered any replacement Bonds or Coupons which the Issuer may determine to issue in place of Bonds or Coupons which have been lost, stolen, mutilated, defaced or destroyed. The Replacement Agent will inform the Issuer upon receiving any request from a Bondholder for the issue of a replacement Bond or Coupon.

(3)	In the case of a mutilated or defaced Bond, the Replacement Agent shall ensure that (unless otherwise covered by such indemnity as the Issuer may require) any replacement Bond only has attached to it Coupons corresponding to those attached to the mutilated or defaced Bond which is presented for replacement.

(4)	The Replacement Agent shall obtain verification, in the case of an allegedly lost, stolen or destroyed Bond or Coupon in respect of which the serial number is known or believed to be known, that the Bond or Coupon has not previously been redeemed, cancelled or paid. The Replacement Agent shall not issue a replacement Bond or Coupon unless and until the applicant has:

(a)	paid such expenses and costs as may be incurred in connection with the replacement;

(b)	furnished it with such evidence and indemnity as the Issuer may reasonably require; and

(c)	in the case of a mutilated or defaced Bond or Coupon, surrendered it to the Replacement Agent,

provided, however, that, if, as a result of negligence or wilful misconduct of the Issuer or any agent of the Issuer, loss, mutilation, defacement or destruction of a Bond has occurred, the Replacement Agent will issue a replacement Bond upon the request of the relevant Bondholder or Accountholder and the expenses and costs that may be incurred in connection with such replacement will be borne by the Issuer (failing which, the Guarantor) subject to clause 17.

(5)	The Replacement Agent shall cancel mutilated or defaced Bonds or Coupons in respect of which replacement Bonds or Coupons have been issued pursuant to this clause and all Bonds which are so cancelled shall be delivered by the Replacement Agent to the Fiscal Agent (or as it may specify). The Fiscal Agent shall furnish the Issuer and the Guarantor with a certificate stating the serial numbers of the Bonds or Coupons received by it and cancelled pursuant to this clause and shall, unless otherwise requested by the Issuer or the Guarantor, destroy all those Bonds and Coupons and furnish the Issuer and the Guarantor with a destruction certificate containing the information specified in clause 12(2).

(6)	The Replacement Agent shall, on issuing any replacement Bond or Coupon, forthwith inform the Issuer and the other Paying Agents of the serial number of the replacement Bond or Coupon issued and (if known) of the serial number of the Bond or Coupon in place of which the replacement Bond or Coupon has been issued. Whenever replacement Coupons are issued under this clause, the Fiscal Agent shall also notify the other Paying Agents of the maturity dates of the lost, stolen, mutilated, defaced or destroyed Coupons and of the replacement Coupons issued.

(7)	Whenever a Bond or Coupon for which a replacement Bond or Coupon has been issued and the serial number of which is known is presented to a Paying Agent for payment, the relevant Paying Agent shall immediately send notice to the Issuer and the Fiscal Agent.

14.	RECORDS AND CERTIFICATES

(1)	The Fiscal Agent shall keep a full and complete record of all Bonds and Coupons (other than serial numbers of Coupons) and of their redemption, cancellation, destruction or payment (as the case may be) and of all replacement Bonds or Coupons issued in substitution for lost, stolen, mutilated, defaced or destroyed Bonds or Coupons. The Fiscal Agent shall at all reasonable times make the records and Coupons (if any) available to the Issuer and the Guarantor.

(2)	The Fiscal Agent shall give to the Issuer and the Guarantor, as soon as possible and in any event within one month after the end of the fiscal quarter during which the redemption, purchase, payment or replacement of a Bond or Coupon (as the case may be) occurred, a certificate stating (a) the aggregate principal amount of Bonds which have been redeemed and the aggregate amount in respect of Coupons which have been paid, (b) the serial numbers of those Bonds in definitive form, (c) the total number of each denomination by maturity date of those Coupons, (d) the aggregate principal amounts of Bonds (if any) which have been purchased by or on behalf of the Issuer or the Guarantor and cancelled (subject to delivery of the Bonds to the Fiscal Agent) and the serial numbers of such Bonds in definitive form and the total number of each denomination by maturity date of the Coupons attached to or surrendered with the purchased Bonds (e) the aggregate principal amounts of Bonds and the aggregate amounts in respect of Coupons which have been surrendered and replaced and the serial numbers of those Bonds in definitive form and the total number of each denomination by maturity date of those Coupons surrendered therewith and (f) the total number of each denomination by maturity date of unmatured Coupons missing from Bonds which have been redeemed or surrendered and replaced and the serial numbers of the Bonds in definitive form to which the missing unmatured Coupons appertained.

15.	COPIES OF THIS AGREEMENT AVAILABLE FOR INSPECTIONS

The Paying Agents shall hold copies of this Agreement, together with such other documents as may be specified in the Offering Circular, available for inspection by Bondholders and Couponholders. For this purpose, the Issuer and the Guarantor shall furnish the Paying Agents with sufficient copies of such documents.

16.	COMMISSIONS AND EXPENSES

(1)	The Issuer (failing which, the Guarantor) shall pay to the Fiscal Agent such commissions in respect of the services of the Paying Agents under this Agreement as shall be agreed between the Issuer, the Guarantor and the Fiscal Agent. Neither the Issuer nor the Guarantor shall be concerned with the apportionment of payment among the Paying Agents.

(2)	The Issuer (failing which, the Guarantor) shall also pay to the Fiscal Agent an amount equal to any value added tax which may be payable in respect of the commissions together with all properly incurred expenses (including, without limitation, legal, advertising, cable and postage expenses and insurance costs) incurred by the Paying Agents in connection with their services under this Agreement.

(3)	The Fiscal Agent shall arrange for payment of the commissions due to the other Paying Agents and arrange for the reimbursement of their expenses promptly after receipt of the relevant moneys from the Issuer or the Guarantor.

(4)	At the request of the Fiscal Agent, the parties to this Agreement may from time to time during the continuance of this Agreement review the commissions agreed initially pursuant to subclause (1) with a view to determining whether the parties can mutually agree upon any changes to the commissions.

17.	INDEMNITY

The Issuer (failing which, the Guarantor) undertakes to indemnify each of the Paying Agents and their directors, officers, employees and controlling persons against all losses, liabilities, costs, claims, actions, damages, expenses or demands which any of them may incur or which may be made against any of them as a result of or in connection with the appointment of or the exercise of the powers and duties by any Paying Agent under this Agreement except as may result from its wilful default, negligence or bad faith or that of its directors, officers, employees or controlling persons or any of them, or breach by it of the terms of this Agreement. The Issuer and the Guarantor must be notified as soon as reasonably practicable of any claims for which indemnity will be sought under this clause and shall be entitled to assume the defense thereof.

Each Paying Agent shall severally indemnify the Issuer, the Guarantor and their directors, officers, employees and controlling persons against all losses, liabilities, costs, claims,

actions, damages, expenses or demands which any of them may incur which may be made against any of them as a result of or in connection with the wilful default, negligence or bad faith of such Paying Agent or that of its directors, officers, employees or controlling persons or any of them, or breach by it of the terms of this Agreement.

This clause 17 shall continue in full force and effect notwithstanding the payment in full of all sums in respect of the Bonds, the resignation or removal of any Fiscal Agent, Paying Agent, Replacement Agent or Agent or any termination or expiry of this Agreement.

18.	REPLACEMENT BY FISCAL AGENT

Subject to clause 7(4), sums paid by or by arrangement with the Issuer or the Guarantor to the Fiscal Agent pursuant to the terms of this Agreement shall not be required to be repaid to the Issuer or the Guarantor unless and until any Bond or Coupon becomes void under the provisions of Condition 10 but in that event the Fiscal Agent shall forthwith repay to the Issuer or, if so directed by the Issuer, to the Guarantor sums equivalent to the amounts which would otherwise have been payable in respect of the relevant Bond or Coupon.

19.	CONDITIONS OF APPOINTMENT

(1)	Subject as provided in subclause (3) of this clause the Fiscal Agent shall be entitled to deal with money paid to it by the Issuer or the Guarantor for the purposes of this Agreement in the same manner as other money paid to a banker by its customers and shall not be liable to account to the Issuer or the Guarantor for any interest or other amounts in respect of the money. No money held by any Paying Agent need be segregated except as required by law.

(2)	In acting under this Agreement and in connection with the Bonds and the Coupons the Paying Agents shall act solely as agents of the Issuer and the Guarantor and will not assume any obligations towards or relationship of agency or trust for or with any of the owners or holders of the Bonds or the Coupons, except that all funds held for payment to the Bondholders shall be held on behalf of the Bondholders.

(3)	No Paying Agent shall exercise any right of set-off, lien or similar claim against the Issuer, the Guarantor or any holders of Bonds or Coupons in respect of any moneys payable to or by it under the terms of this Agreement.

(4)	Except as ordered by a court of competent jurisdiction or required by law or otherwise instructed by the Issuer or the Guarantor, each of the Paying Agents shall be entitled to treat the holder (as defined in clause 22) of any Bond or Coupon as the absolute owner for all purposes (whether or not the Bond or Coupon shall be overdue and notwithstanding any notice of ownership or other writing on the Bond or Coupon or any notice of previous loss or theft of the Bond or Coupon).

(5)	The Paying Agents shall be obliged to perform such duties and only such duties as are set out in this Agreement and the Bonds and no implied duties or obligations shall be read into this Agreement or the Bonds against the Paying Agents.

(6)	The Fiscal Agent may, upon giving notice to the Issuer and the Guarantor, consult with legal and other professional advisers and the opinion of the advisers shall be full and complete protection in respect of action taken, omitted or suffered under this Agreement in good faith and in accordance with the opinion of the advisers.

(7)	Each of the Paying Agents shall be protected and shall incur no liability for or in respect of action taken, omitted or suffered in reliance upon any instruction, request or order from the Issuer, the Guarantor, or any Bond or Coupon, or any notice, resolution, direction, consent, certificate, affidavit, statement, facsimile, telex or other paper or document which it reasonably believes to be genuine and to have been delivered, signed or sent by the proper party or parties or upon written instructions from the Issuer or the Guarantor.

(8)	Any of the Paying Agents, their officers, directors, employees or controlling persons, may become the owner of, or acquire any interest in, Bonds or Coupons with the same rights that it or he would have if the Paying Agent concerned were not appointed under this Agreement, and may engage or be interested in any financial or other transaction with the Issuer or the Guarantor, and may act on, or as depositary, trustee or agent for, any committee or body of holders of Bonds or Coupons or other obligations of the Issuer or the Guarantor, as freely as if the Paying Agent were not appointed under this Agreement.

(9)	The Fiscal Agent shall not be under any obligation to take any action under this Agreement which it expects will result in any expense or liability accruing to it, the payment of which within a reasonable time is not, in its opinion, assured to it.

20.	COMMUNICATION WITH PAYING AGENTS

A copy of all communications relating to the subject matter of this Agreement between the Issuer or the Guarantor and any of the Paying Agents other than the Fiscal Agent shall be sent to the Fiscal Agent.

21.	TERMINATION OF APPOINTMENT

(1)	The Issuer and the Guarantor may terminate the appointment of any Paying Agent at any time and/or appoint additional or other Paying Agents by giving to the Paying Agent whose appointment is concerned and, where appropriate, the Fiscal Agent at least 45 days’ prior written notice to that effect, provided that, so long as any of the Bonds is outstanding, in the case of a Paying Agent, the notice shall not expire less than 30 days before any due date for the payment of interest; and notice shall be given under Condition 13 at least 30 days before the removal or appointment of a Paying Agent.

(2)	Notwithstanding the provisions of subclause (1), if at any time a Paying Agent becomes incapable of acting, or is adjudged bankrupt or insolvent, or files a voluntary petition in bankruptcy or makes an assignment for the benefit of its creditors or consents to the appointment of an administrator, liquidator or administrative or other receiver of all or any substantial part of its property, or if an administrator, liquidator or administrative or other receiver of it or of all or a substantial part of its property is appointed, or it admits in writing its inability to pay or meet its debts as they may mature or suspends payment of its debts, or if an order of any court is entered approving any petition filed by or against it under the provisions of any applicable bankruptcy or insolvency law or if a public officer takes charge or control of the Paying Agent or of its property or affairs for the purpose of rehabilitation, administration or liquidation, its appointment will automatically terminate, in which event notice shall be given to the Bondholders under Condition 13 as soon as is practicable.

(3)	The termination of the appointment a Paying Agent under this Agreement shall not entitle the Paying Agent to any amount by way of compensation but shall be without prejudice to any amount then accrued due.

(4)	All or any of the Paying Agents may resign their respective appointments under this Agreement at any time by giving to the Issuer, the Guarantor and, where appropriate, the Fiscal Agent at least 45 days’ prior written notice to that effect provided that, so long as any of the Bonds is outstanding, the notice shall not, in the case of a Paying Agent, expire less than 30 days before any due date for the payment of interest. Following receipt of a notice of resignation from a Paying Agent, the Issuer (failing which, the Guarantor) shall promptly, and in any event not less than 30 days before the resignation takes effect, give notice to the Bondholders under Condition 13. If the Fiscal Agent shall resign or be removed pursuant to subclauses (1) or (2) above or in accordance with this subclause (4), the Issuer and the Guarantor shall promptly and in any event within 30 days appoint a successor (being a leading bank acting through its office in London). If the Issuer and the Guarantor fail to appoint a successor within such period, the Fiscal Agent may select a leading bank acting through its office in London to act as Fiscal Agent hereunder and the Issuer and the Guarantor shall appoint that bank as the successor Fiscal Agent.

(5)	Notwithstanding the provisions of subclauses (1), (2) and (4), so long as any of the Bonds is outstanding, the termination of the appointment of a Paying Agent (whether by the Issuer and the Guarantor or by the resignation of the Paying Agent) shall not be effective unless upon the expiry of the relevant notice there is:

(a)	a Fiscal Agent;

(b)	at least two Paying Agents (one of which may be the Fiscal Agent) having specified offices in separate European cities one of which, so long as the Bonds are listed on the Luxembourg Stock Exchange and the rules of such exchange so require, shall be Luxembourg; and

(c)	so long as the Bonds are listed on the Luxembourg Stock Exchange, a Replacement Agent in Luxembourg.

(6)	Any successor Paying Agent shall execute and deliver to its predecessor, the Issuer, the Guarantor and, where appropriate, the Fiscal Agent an instrument accepting the appointment under this Agreement, and the successor Paying Agent, without any further act, deed or conveyance, shall become vested with all the authority, rights, powers, trusts, immunities, duties and obligations of the predecessor with like effect as if originally named as a Paying Agent.

(7)	If the appointment of a Paying Agent under this Agreement is terminated (whether by the Issuer and the Guarantor or by the resignation of the Paying Agent), the Paying Agent shall on the date on which the termination takes effect deliver to its successor Paying Agent (or, if none, the Fiscal Agent) all Bonds and Coupons surrendered to it but not yet destroyed and all records concerning the Bonds and Coupons maintained by it (except such documents and records as it is obliged by law or regulation to retain or not to release) and pay to its successor Paying Agent (or, if none, to the Fiscal Agent) the amounts (if any) held by it in respect of Bonds or Coupons which have become due and payable but which have not been presented for payment and any other amounts held by it in respect of the Bonds and Coupons, but shall have no other duties or responsibilities under this Agreement, other than indemnity obligations pursuant to clause 17.

(8)	If the Fiscal Agent or any of the other Paying Agents shall change its specified office, it shall give to the Issuer, the Guarantor and, where appropriate, the Fiscal Agent not less than 45 days’ prior written notice to that effect giving the address of the new specified office. As soon as practicable thereafter and in any event at least 30 days before the change, the Fiscal Agent shall give to the Bondholders on behalf of the Issuer notice of the change and the address of the new specified office under Condition 13.

(9)	A corporation into which any Paying Agent for the time being may be merged or converted or a corporation with which the Paying Agent may be consolidated or a corporation resulting from a merger, conversion or consolidation to which the Paying Agent shall be a party shall, to the extent permitted by applicable law, be the successor Paying Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties to this Agreement. Notice of any merger, conversion or consolidation shall forthwith be given to the Issuer, the Guarantor and, where appropriate, the Fiscal Agent.

22.	MEETINGS OF BONDHOLDERS

(1)	The provisions of Schedule 4 shall apply to meetings of the Bondholders and shall have effect in the same manner as if set out in this Agreement provided that, so long as any of the Bonds are represented by a Global Bond, the expression “Bondholders” shall include the persons for the time being shown in the records of Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear System (“Euroclear”) and/or Clearstream Banking, société anonyme (“Clearstream, Luxembourg”), as the holders of a particular principal amount of such Bonds (each an “Accountholder”) (in which regard a certificate or other document issued by Euroclear or Clearstream, Luxembourg as to the principal amount of such Bonds standing to the account of any person shall be conclusive and binding) for all purposes other than with respect to the payment of principal and interest on such Bonds, the right to which shall be vested as against the Issuer and Guarantor solely in the bearer of each Global Bond in accordance with and subject to its terms, and the expressions “holder” and “holders” shall be construed accordingly and the expression “Bonds” shall mean units of €10,000 principal amount of Bonds.

(2)	Without prejudice to subclause (1), each of the Paying Agents shall, on the request of any holder of Bonds, issue Voting Certificates and Block Voting Instructions (as defined in paragraph 1 of Schedule 4) together, if so required by the Issuer, with reasonable proof satisfactory to the Issuer of their due execution on behalf of the Paying Agent under the provisions of Schedule 4 and shall forthwith give notice to the Issuer under Schedule 4 of any revocation or amendment of a Voting Certificate or Block Voting Instruction. Each Paying Agent shall keep a full and complete record of all Voting Certificates and Block Voting Instructions issued by it and shall, not less than 24 hours before the time appointed for holding any meeting or adjourned meeting, deposit at such place as the Fiscal Agent shall designate or approve, full particulars of all Voting Certificates and Block Voting Instructions issued by it in respect of any meeting or adjourned meeting.

23.	NOTICES

Any notice required to be given under this Agreement to any of the parties shall be delivered in person, sent by pre-paid post (first class if inland, first class airmail if overseas) or by facsimile addressed to:

The Issuer:	Milacron Capital Holdings B.V. Schiedamsedijk 20 3134 KK Vlaardingen The Netherlands Telephone No.: • Facsimile No.: •

(Attention: General Counsel)

The Guarantor:	Milacron Inc. 2090 Florence Avenue Cincinnati, Ohio, 45206-2425 USA Telephone No.: • Facsimile No.: •

(Attention: General Counsel)

The Fiscal Agent:	Deutsche Bank AG London Winchester House 1 Great Winchester Street London EC2N 2DB United Kingdom

Telephone No: 44 207 545 8000 Facsimile No: 44 207 547 0271

(Attention: Corporate Trust and Agency Services)

The Paying Agent:	Deutsche Bank Luxembourg S.A. 2 Boulevard Konrad Adenauer L-1115 Luxembourg Telephone No: 352 421 221 Facsimile No: 352 473 136

(Attention: Coupon Paying Department)

or such other address of which notice in writing has been given to the other parties to this Agreement under the provisions of this clause.

All such notices shall be given by letter delivered in person, or sent by fax or communicated by telephone (subject in the case of a communication by telephone to confirmation by letter or fax within 24 hours). A notice shall be deemed received (if by fax) when an acknowledgement of receipt is received, (if by telephone) when made or (if by letter) when delivered, in each case in the manner required by this clause 23.

24.	TAXES

The Issuer (failing which, the Guarantor) agrees to pay or reimburse any and all stamp and other documentary taxes or duties which may be payable in connection with the execution, delivery, performance and enforcement of this Agreement.

25.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement and any party may enter into this Agreement by executing a counterpart.

26.	DESCRIPTIVE HEADINGS

The descriptive headings in this Agreement are for convenience of reference only and shall not define or limit the provisions of this Agreement.

27.	GOVERNING LAW

(1)	The provisions of this Agreement are governed by, and shall be construed in accordance with, the laws of the State of New York (without regard to any conflict of law rules).

(2)	Each party irrevocably agrees that the courts of the State of New York and the Federal Courts sitting in New York City are to have non-exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement and that accordingly any suit, action or proceedings arising out of or in connection with this Agreement (together referred to as “Proceedings”) may be brought in such courts.

(3)	Each party irrevocably and unconditionally waives and agrees not to raise any objection which it may have now or subsequently to the laying of the venue of any Proceedings in the courts of the State of New York or the Federal Courts sitting in New York City and any claim that any Proceedings have been brought in an inconvenient forum and further irrevocably and unconditionally agrees that a judgment in any Proceedings brought in these courts shall be conclusive and binding upon such party and may be enforced in the courts of any other jurisdiction.

(4)	Nothing in this clause shall limit any right to take Proceedings in any other court of competent jurisdiction, nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction, whether concurrently or not.

(5)	Each of the Issuer and the Guarantor irrevocably and unconditionally appoints CT Corporation System, 111 Eighth Avenue, New York, NY 10011 as its agent for service of process in New York City in the State of New York in respect of any Proceedings and undertakes that in the event of it ceasing so to act it will appoint another person with a registered office in New York City in the State of New York as its agent for that purpose.

(6)	Each of the Issuer and the Guarantor and the Paying Agents:

(a)	agrees to procure that, so long as any of the Bonds remains liable to prescription, there shall be in force an appointment of such a person with an office in New York City in the State of New York with authority to accept service as aforesaid;

(b)	agrees that failure by any such person to give notice of such service of process to the Issuer or the Guarantor or the relevant Agent shall not impair the validity of such service or of any judgment based thereon;

(c)	consents to the service of process in respect of any Proceedings by the airmailing of copies, postage prepaid, to the Issuer, the Guarantor, the relevant Agent (as the case may be) in accordance with clause 23; and

(d)	agrees that nothing in this Agreement shall affect the right to serve process in any other manner permitted by law.

(7)	Each party irrevocably and unconditionally waives and agrees not to raise with respect to this Agreement any right to claim sovereign or other immunity from jurisdiction or execution and any similar defence, and irrevocably and unconditionally consents to the giving of any relief or the issue of any process, including, without limitation, the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment made or given in connection with any Proceedings.

28.	AMENDMENTS

This Agreement may be amended by all of the parties, without the consent of any Bondholder or Couponholder, either:

(1)	for the purpose of curing any ambiguity or of curing, correcting or supplementing any defective provision contained in this Agreement; or

(2)	in any manner which the parties may mutually deem necessary or desirable and which shall not be inconsistent with the Conditions and shall not be materially prejudicial to the interests of the Bondholders or Couponholders.

This Agreement may be amended by all the parties with the consent of any Bondholder or Couponholder, subject to Schedule 4 hereto.

SIGNED by each of the parties (or their duly authorised representatives) on the date which appears first on page 1.

SCHEDULE 1

PART I

FORM OF THE TEMPORARY GLOBAL BOND

MILACRON CAPITAL HOLDINGS B.V.

TEMPORARY GLOBAL BOND

€115,000,000

7.625% Guaranteed Bonds due 2005

unconditionally and irrevocably guaranteed by
MILACRON INC.

XS0109896471

This Temporary Global Bond is issued in respect of €115,000,000 aggregate principal amount of the 7.625% Guaranteed Bonds due 2005 (the “Bonds”) of Milacron Capital Holdings B.V. (the “Issuer”). The Bonds are issued subject to and with the benefit of a fiscal agency agreement (the “Fiscal Agency Agreement”) dated April 6, 2000 between the Issuer, Milacron Inc. (the “Guarantor”), Deutsche Bank AG London as fiscal and paying agent (the “Fiscal Agent”) and Deutsche Bank Luxembourg S.A. as paying agent (a “Paying Agent”). Payments in respect of the Bonds are unconditionally and irrevocably guaranteed by the Guarantor under the terms of the guarantees of the Guarantor included on the Bonds. The Bonds are issued subject to and with the benefit of the Terms and Conditions of the Bonds (the “Conditions”) set out in Part III of Schedule 2 to the Fiscal Agency Agreement.

1.	Promise to Pay

Subject as provided in this Temporary Global Bond, the Issuer, for value received, promises to pay the bearer upon presentation and surrender of this Temporary Global Bond such sum as is equal to the principal amount of the Bonds represented by this Temporary Global Bond as shown in the title of this Temporary Global Bond or such lesser amount as is shown by the latest entry in the Schedule to this Temporary Global Bond on April 6, 2005, or on such earlier date as the principal or other amounts in respect of this Temporary Global Bond may become due under the Conditions and to pay interest on the principal sum for the time being outstanding at the rate of 7.625% per annum from April 6, 2000 payable annually in arrears on April 6 in each year until payment of the principal sum has been made or duly provided for in full together with any other amounts as may be payable, all subject to and under the Conditions.

2.	Exchange for Permanent Global Bond and Purchases

The Permanent Global Bond to be issued in exchange for this Temporary Global Bond will be substantially in the form set out in Part II of Schedule 1 to the Fiscal Agency Agreement and will be exchanged on and subject to the terms and conditions set out below.

On and after May 16, 2000 (the “Exchange Date”) this Temporary Global Bond may be exchanged in whole or in part at the specified office of the Fiscal Agent (or such other place as the Fiscal Agent may direct) for the Permanent Global Bond and the Issuer shall procure that the Fiscal Agent shall issue and deliver, in full or partial exchange for this Temporary Global Bond, the Permanent Global Bond (or, as the case may be, endorse the Permanent Global Bond) in an aggregate principal amount equal to the principal amount of this Temporary Global Bond submitted for exchange; Provided that if definitive Bonds (together with the Coupons appertaining thereto) have already been issued in exchange for all the Bonds represented for the time being by the Permanent Global Bond, then this Temporary Global Bond may thereafter be exchanged only for definitive Bonds (together with the Coupons appertaining thereto) and in such circumstances references herein to the Permanent Global Bond shall be construed accordingly; and Provided further that the Permanent Global Bond shall be issued and delivered (or, as the case may be, endorsed) only if and to the extent that there shall have been presented to the Issuer a certificate from Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear System (“Euroclear”) or from Clearstream Banking, société anonyme (“Clearstream, Luxembourg”), substantially in the form of the certificate attached as Exhibit A. No definitive Bonds delivered in exchange for interests in the Temporary Global Bond will be mailed or otherwise delivered to any location in the United States or its possessions in connection with the exchange.

Any person who would, but for the provisions of this Temporary Global Bond and the Permanent Global Bond and of the Fiscal Agency Agreement, otherwise be entitled to receive a definitive Bond or definitive Bonds shall not be entitled to require the exchange of an appropriate part of this Temporary Global Bond for a like part of the Permanent Global Bond unless and until he shall have delivered or caused to be delivered to Euroclear or Clearstream, Luxembourg a certificate substantially in the form of the certificate attached as Exhibit B (copies of which form of certificate will be available at the offices of Euroclear in Brussels and Clearstream, Luxembourg in Luxembourg and the specified office of each of the Paying Agents).

Upon (i) any exchange of a part of this Temporary Global Bond for a like part of the Permanent Global Bond or for a definitive Bond or (ii) the purchase by or on behalf of the Issuer or the Guarantor and cancellation of a part of this Temporary Global Bond in accordance with the Conditions, the portion of the principal amount hereof so exchanged or so purchased and cancelled shall be endorsed by or on behalf of the Fiscal Agent on behalf of the Issuer on Part I of the Schedule hereto, whereupon the principal amount hereof shall be reduced for all purposes by the amount so exchanged or so purchased and cancelled and, in each case, endorsed.

3.	Payments

Until the entire principal amount of this Temporary Global Bond has been extinguished, this Temporary Global Bond shall in all respects be entitled to the same benefits as the definitive Bonds for the time being represented hereby, except that the holder of this Temporary Global Bond shall not (unless upon due presentation of this Temporary Global Bond for exchange, issue and delivery (or, as the case may be, endorsement) of the Permanent Global Bond is improperly withheld or refused and such withholding or refusal is continuing at the relevant payment date) be entitled (i) (subject to (ii) below) to receive any payment of interest on this Temporary Global Bond except upon certification as hereinafter provided or (ii) on and after the Exchange Date, to receive any payment on this Temporary Global Bond. Upon any payment of principal or interest on this Temporary Global Bond the amount so paid shall be endorsed by or on behalf of the Fiscal Agent on behalf of the Issuer on Part I of the Schedule hereto.

Payments of interest in respect of Bonds for the time being represented by this Temporary Global Bond shall be made to the bearer only upon presentation to the Issuer of a certificate from Euroclear or from Clearstream, Luxembourg substantially in the form of the certificate attached as Exhibit A. Any person who would, but for the provisions of this Temporary Global Bond, otherwise be beneficially entitled to a payment of interest on this Temporary Global Bond shall not be entitled to require such payment unless and until he shall have delivered or caused to be delivered to Euroclear or Clearstream, Luxembourg a certificate substantially in the form of the certificate attached as Exhibit B (copies of which form of certificate will be available at the offices of Euroclear in Brussels and Clearstream, Luxembourg in Luxembourg and the specified office of each of the Paying Agents).

Upon any payment of principal and endorsement of such payment on Part II of the Schedule hereto, the principal amount of this Temporary Global Bond shall be reduced for all purposes by the principal amount so paid and endorsed.

Any monies paid by the Issuer or the Guarantor, as the case may be, to the Fiscal or other Paying Agent for the payment of the principal of or interest on any Bonds, and remaining unclaimed at the end of two years after such principal or interest shall have become due and payable (whether at maturity or upon call for redemption, purchase or otherwise), shall then be repaid to the Issuer, and upon such repayment all liability of the Fiscal or Paying Agent, as the case may be, with respect thereto shall thereupon cease, without, however, limiting in any way any obligation the Issuer or the Guarantor may have to pay the principal of or interest on this Bond as the same shall become due. Any such payments that the Issuer or the Guarantor, as the case may be, shall be obligated to make shall be made at offices or agencies selected by it outside the United States and its territories and possessions.

All payments of any amounts payable and paid to the bearer of this Temporary Global Bond shall be valid and, to the extent of the sums so paid, effectual to satisfy and discharge the liability for the moneys payable hereon, on the Permanent Global Bond and on the relevant definitive Bonds and Coupons.

4.	Notices

For so long as the Bonds are represented by this Temporary Global Bond and this Temporary Global Bond is held on behalf of Euroclear and/or Clearstream, Luxembourg, notices to Bondholders may be given by delivery of the relevant notice to Euroclear and/or Clearstream, Luxembourg (as the case may be) for communication to the relative Accountholders (as defined below) rather than by publication as required by Condition 13, provided that so long as the Bonds are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, notices shall also be published in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort). Any such notice shall be deemed to have been given to the Bondholders on the seventh day after the date on which such notice is delivered to Euroclear and/or Clearstream, Luxembourg (as the case may be) as aforesaid.

5.	Accountholders

For so long as the Bonds are represented by this Temporary Global Bond and this Temporary Global Bond is held on behalf of Euroclear and/or Clearstream, Luxembourg, each person who is for the time being shown in the records of Euroclear or Clearstream, Luxembourg as the holder of a particular principal amount of the Bonds (each an “Accountholder”) (in which regard any certificate or other document issued by Euroclear or Clearstream, Luxembourg as to the principal amount of the Bonds standing to the account of any person shall be conclusive and binding for all purposes) shall be treated as the holder of such principal amount of the Bonds for all purposes (including for the purposes of any quorum requirements of, or the right to demand a poll at, meetings of the Bondholders) other than with respect to the payment of principal and interest on such Bonds, the right to which shall be vested, as against the Issuer, solely in the bearer of this Temporary Global Bond in accordance with and subject to its terms and the terms of the Fiscal Agency Agreement. Each Accountholder must look solely to Euroclear or Clearstream, Luxembourg, as the case may be, for its share of each payment made to the bearer of this Temporary Global Bond.

6.	Prescription

Claims against the Issuer in respect of principal and interest on the Bonds represented by this Temporary Global Bond will be void unless it is presented for payment within a period of 10 years (in the case of principal) and 5 years (in the case of interest or additional amounts) from the Relevant Date (as defined in Condition 9).

7.	Authentication

This Temporary Global Bond shall not be or become valid or obligatory for any purpose unless and until authenticated by or on behalf of the Fiscal Agent.

8.	Guarantee

Payments in respect of the Bonds will be unconditionally and irrevocably guaranteed by the Guarantor by the guarantee which is endorsed on this Temporary Global Bond.

9.	Governing law

This Temporary Global Bond is governed by, and shall be construed in accordance with, the laws of the State of New York, United States of America (without reference to any conflict of law rules).

Any State or federal courts siting in the Borough of Manhattan, the City of New York shall have non-exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Temporary Global Bond, and accordingly any legal action or proceedings arising out of or in connection with this Temporary Global Bonds (“Proceedings”) may be brought in such courts. Each of the Issuer and the Guarantor irrevocably submits to the non-exclusive jurisdiction of such courts and waives any objection which it may now or hereafter have to Proceedings in any such courts whether on the ground of the laying of venue or on the ground that the Proceedings have been brought in an inconvenient forum and further agrees that a judgement in any Proceedings brought in such courts shall be conclusive and binding upon it and may be enforced in the courts of any other jurisdiction. Nothing in this clause 9 shall limit any right to take Proceedings against the Issuer and/or the Guarantor in any other court of competent jurisdiction, nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction, whether concurrently or not.

To the extent that either the Issuer or the Guarantor has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process with respect to itself or its property, the Issuer and the Guarantor irrevocably waive such immunity in respect of its obligations under this Temporary Global Bond.

The Issuer and the Guarantor agree that the process by which any Proceedings in New York City are begun may be served on it by being delivered to it c/o CT Corporation System, 111 Eighth Avenue, New York, New York 10011. If the appointment of the person appointed to receive process on behalf of the Issuer or Guarantor ceases to be effective, the Issuer or Guarantor (as applicable) shall forthwith appoint a further person to accept service of process on its behalf and notify the name and address of such person to Euroclear and/or Clearstream, Luxembourg (as the case may be) pursuant to clause 4 above, rather than by publication as required by Condition 13 and, failing such appointment within 15 days, the Fiscal Agent shall be entitled to appoint such a person by written notice addressed and delivered to the Issuer and the Guarantor.

IN WITNESS whereof this Temporary Global Bond has been executed on behalf of the Issuer.

MILACRON CAPITAL HOLDINGS B.V.

By:     ____________________

Name:     __________________

Title:     ___________________

Dated: April 6, 2000

CERTIFICATE OF AUTHENTICATION

This is the Temporary Global Bond
described in the Fiscal Agency Agreement
By or on behalf of
Deutsche Bank AG London as Fiscal Agent
(without recourse, warranty or liability)

.....................................

THE SCHEDULE

Part I

EXCHANGES FOR THE PERMANENT GLOBAL BOND AND PURCHASES
AND CANCELLATIONS

The following exchanges of a part of this Temporary Global Bond for a little part of the Permanent Global Bond and purchases and cancellations of a part of the aggregate principal amount of this Temporary Global Bond have been made:

Part of the
	aggregate principal		Remaining principal
	amount of this	Part of the	amount of this
	Temporary Global	aggregate principal	Temporary Global
	Bond exchanged for	amount of this	Bond following
	interests in the	Temporary Global	exchange or	Notation made by or
Date of Exchange or	Permanent Global	Bond purchased and	purchased and	on behalf of the
cancellation	Bond	cancelled	cancellation	Fiscal Agent

	€	€	€

Part II

PAYMENTS

The following payments in respect of the Bonds represented by this Temporary Global Bond have been made:

Remaining principal
amount of this
			Temporary Global	Notation made by or
	Amount of interest	Amount of principal	Bond following	on behalf of the
Date of payment	paid	paid	payment	Fiscal Agent

	€	€	€

EXHIBIT A

MILACRON CAPITAL HOLDINGS B.V.

€115,000,000
7.625% Guaranteed Bonds due 2005

(the “Bonds”)

This is to certify that, based solely on certifications we have received in writing, by tested telex or by electronic transmission from member organisations appearing in our records as persons being entitled to a portion of the principal amount set forth below (our “Member Organisations”) substantially to the effect set forth in the Fiscal Agency Agreement, as of the date hereof, [ ] principal amount of the above-captioned Bonds (i) is owned by persons that are not citizens or residents of the United States, domestic partnerships, domestic corporations or any estate or trust the income of which is subject to United States federal income taxation regardless of its source (“United States persons”), (ii) is owned by United States persons that (a) are foreign branches of United States financial institutions (as defined in U.S. Treasury Regulations Section 1.165-12(c)(1)(v)) (“financial institutions”) purchasing for their own account or for resale, or (b) acquired the Bonds through foreign branches of United States financial institutions and who hold the Bonds through such United States financial institutions on the date hereof (and in either case (a) or (b), each such United States financial institution has agreed, on its own behalf or through its agent, that we may advise the Issuer or the Issuer’s agent that it will comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder), or (iii) is owned by United States or foreign financial institutions for purposes of resale during the restricted period (as defined in U.S. Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7)), and to the further effect that United States or foreign financial institutions described in clause (iii) above (whether or not also described in clause (i) or (ii)) have certified that they have not acquired the Bonds for purposes of resale directly or indirectly to a United States person or to a person within the United States or its possessions.

We further certify (i) that we are not making available herewith for exchange (or, if relevant, exercise of any rights or collection of any interest) any portion of the Temporary Global Bond excepted in such certifications and (ii) that as of the date hereof we have not received any notification from any of our Member Organisations to the effect that the statements made by such Member Organisations with respect to any portion of the part submitted herewith for exchange (or, if relevant, exercise of any rights or collection of any interest) are no longer true and cannot be relied upon as of the date hereof.

We understand that this certification is required in connection with certain tax laws and, if applicable, certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certification is or would be relevant, we irrevocably authorise you to produce this certification to any interested party in such proceedings.

Dated1

[Morgan Guaranty Trust Company of New York,
Brussels office, as operator of the
Euroclear System] [Clearstream, Luxembourg]

[1] To be dated no earlier than 40 days after the Closing Date.

By ...................................
Authorised Signatory

EXHIBIT B

MILACRON CAPITAL HOLDINGS B.V.

€115,000,000
7.625% Guaranteed Bonds due 2005

(the “Bonds”)

This is to certify that as of the date hereof, and except as set forth below, the above-captioned Bonds held by you for our account (i) are owned by person(s) that are not citizens or residents of the United States, domestic partnerships, domestic corporations or any estate or trust the income of which is subject to United States federal income taxation regardless of its source (“United States person(s)”), (ii) are owned by United States person(s) that (a) are foreign branches of United States financial institutions (as defined in U.S. Treasury Regulations Section 1.165-12(c)(1)(v)) (“financial institutions”) purchasing for their own account or for resale, or (b) acquired the Bonds through foreign branches of United States financial institutions and who hold the Bonds through such United States financial institutions on the date hereof (and in either case (a) or (b), each such United States financial institution hereby agrees, on its own behalf or through its agent, that you may advise the Issuer or the Issuer’s agent that it will comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder), or (iii) are owned by United States or foreign financial institution(s) for purposes of resale during the restricted period (as defined in U.S. Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7)), and in addition if the owner of the Bonds is a United States or foreign financial institution described in clause (iii) above (whether or not also described in clause (i) or (ii)) this is further to certify that such financial institution has not acquired the Bonds for the purposes of resale directly or indirectly to a United States person or to a person within the United States or its possessions.

As used herein, “United States” means the United States of America (including the States and the District of Columbia); and its “possessions” include Puerto Rico, the U.S. Virgin Islands, Guam, American Samoa, Wake Island and the Northern Mariana Islands.

We undertake to advise you promptly by tested telex on or prior to the date on which you intend to submit your certification relating to the Bonds held by you for our account in accordance with your documented procedures if any applicable statement herein is not correct on such date, and in the absence of any such notification it may be assumed that this certification applies as of such date.

This certification excepts and does not relate to €[ ] of such interest in the above Bonds in respect of which we are not able to certify and as to which we understand exchange and delivery of definitive Bonds (or, if relevant, exercise of any rights or collection of any interest) cannot be made until we do so certify.

We understand that this certification is required in connection with certain tax laws and, if applicable, certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certification is or would be relevant, we irrevocably authorise you to produce this certification to any interested party in such proceedings.

Dated

By .........................................
  Qualified Account Holder

GUARANTEE OF MILACRON INC.

(as set out in Schedule 3 to the Fiscal Agency Agreement)

SCHEDULE 1

PART II

FORM OF THE PERMANENT GLOBAL BOND

THIS OBLIGATION HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED OR SOLD IN CONTRAVENTION OF THAT ACT

MILACRON CAPITAL HOLDINGS B.V.

PERMANENT GLOBAL BOND

€115,000,000

7.625% Guaranteed Bonds due 2005

unconditionally and irrevocably guaranteed by
MILACRON INC.

XS0109896471

This Permanent Global Bond is issued in respect of €115,000,000 aggregate principal amount of the 7.625% Guaranteed Bonds due 2005 (the “Bonds”) of Milacron Capital Holdings B.V. (the “Issuer”). The Bonds are initially represented by a Temporary Global Bond interests in which will be exchanged in accordance with the terms of the Temporary Global Bond for interests in this Permanent Global Bond and, if applicable, definitive Bonds. The Bonds are issued subject to and with the benefit of a fiscal agency agreement (the “Fiscal Agency Agreement”) dated April 6, 2000 between the Issuer, Milacron Inc. (the “Guarantor”), Deutsche Bank AG London as fiscal and paying agent (the “Fiscal Agent”) and Deutsche Bank Luxembourg S.A. as paying agent (a “Paying Agent”). Payments in respect of the Bonds are unconditionally and irrevocably guaranteed by the Guarantor under the terms of the guarantees of the Guarantor included on the Bonds.

The Bonds are issued subject to and with the benefit of the Terms and Conditions of the Bonds (the “Conditions”) set out in Part III of Schedule 2 to the Fiscal Agency Agreement.

1.	Promise to Pay

Subject as provided in this Permanent Global Bond, the Issuer, for value received, promises to pay the bearer upon presentation and surrender of this Permanent Global Bond the sum of €115,000,000 or such lesser sum as is equal to the principal amount of the Bonds represented by this Permanent Global Bond as shown by the latest entry in Part I, Part II or Part III of the Schedule to this Permanent Global Bond on April 6, 2005 or on such earlier date as the principal or other amounts in respect of this Permanent Global Bond may become due under the Conditions and to pay interest on the principal sum for the time being outstanding at the rate of 7.625% per annum from April 6, 2000 payable annually in arrears on April 6 in each year until payment of the principal sum has been made or duly provided for in full together with any other amounts as may be payable, all subject to and under the Conditions.

2.	Exchange of Interests in the Temporary Global Bond for Interests in this Permanent Global Bond

Upon any exchange of an interest in the Temporary Global Bond representing the Bonds for an interest in this Permanent Global Bond, the Fiscal Agent shall make the appropriate entry in Part I of the Schedule to this Permanent Global Bond in order to indicate the principal amount of Bonds represented by this Permanent Global Bond following such exchange.

3.	Exchange for Definitive Bonds and Purchases

This Permanent Global Bond may be exchanged, in whole but not in part, for duly executed and authenticated definitive Bonds without charge only on and subject to the terms and conditions set out below.

The definitive Bonds to be issued on such exchange will be in bearer form in the denomination of €10,000, €100,000 and €1,000,000 each with interest coupons (“Coupons”) attached.

The Permanent Global Bond is exchangeable in whole but not in part for definitive Bonds if:

(i)	this Permanent Global Bond is held on behalf of Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear System (“Euroclear”) and/or Clearstream Banking, société anonyme (“Clearstream, Luxembourg”) and either such clearing system is closed for business for a continuous period of 14 days (other than by reason of holidays, statutory or otherwise) or announces an intention permanently to cease business or does in fact do so and no alternative clearing system satisfactory to the Issuer and the Fiscal Agent is available; or

(ii)	a notice following an Event of Default (as defined in the Conditions) has been given in accordance with Condition 11; or

(iii)	either the Issuer or the Guarantor would suffer a material disadvantage in respect of the relevant Bonds as a result of a change in the laws or regulations (taxation or otherwise) of any applicable jurisdiction, or as a result of a change in the practice of Euroclear and/or Clearstream, Luxembourg which would not be suffered were the Bonds in definitive form and a certificate to such effect signed by two duly authorised officers of the Issuer or Guarantor (as the case may be) is delivered to the Fiscal Agent for display to the Bondholders.

Thereupon (in the case of (i) and (ii) above) the holder (acting on the instructions of (an) Accountholder(s)) may give notice to the Fiscal Agent and (in the case of (iii) above) the Issuer may give at least 45 days’ notice to the Fiscal Agent and the Bondholders of its intention to exchange this Permanent Global Bond for definitive Bonds on or after the Exchange Date (as defined below) specified in the notice.

In addition, at any time upon request of any holder of an interest in the Permanent Global Bond including any Accountholder upon 60 days’ prior written notice to the Fiscal Agent specifying an Exchange Date (as defined below), such holder’s interest in a Permanent Global Bond will be exchangeable in whole, but not in part, for Bonds in definitive form, in which case all costs involved in such exchange will be borne in accordance with the terms of the Fiscal Agency Agreement.

Upon (a) receipt of instructions from Euroclear and/or Clearstream, Luxembourg that, following the purchase by or on behalf of the Issuer or the Guarantor of the whole or a part of this Permanent Global Bond, or (b) the whole or a part of this Permanent Global Bond being declared immediately due and repayable following an Event of Default (with notice to the Fiscal Agent stating the principal amount of the Bonds hereby represented being declared due and repayable), the portion of the principal amount of this Permanent Global Bond so cancelled or declared shall, in the case of (a), be entered by or on behalf of the Fiscal Agent on Part II of the Schedule to this Permanent Global Bond, whereupon the principal amount of this Permanent Global Bond shall be reduced for all purposes by the amount so cancelled or, in the case of (b), upon the holder’s election, become void as to such portion with the relevant Accountholder(s) thereby acquiring directly enforceable rights against the Issuer (or the Guarantor, as the case may be) as though the Bonds credited to the account of such Accountholder(s) at Euroclear and/or Clearstream, Luxembourg had been exchanged for definitive Bonds, as provided for in the Fiscal Agency Agreement.

On or after the Exchange Date (as defined below) this Permanent Global Bond may, or in the case of (iii) above shall, be exchanged in whole but not in part at the specified office of the Fiscal Agent (or such other place as the Fiscal Agent may direct) for definitive Bonds in equal aggregate principal amount and the Issuer shall deliver, or shall procure that the Fiscal Agent shall issue and deliver, in full exchange for this Permanent Global Bond, duly executed and authenticated definitive Bonds (having attached to them all Coupons in respect of interest which has not already been paid on this Permanent Global Bond), security printed in accordance with any applicable legal and stock exchange requirements and in, or substantially in, the form set out in Schedule 2 to the Fiscal Agency Agreement, in an aggregate principal amount equal to the principal amount of this Permanent Global Bond submitted for exchange. On exchange in full of this Permanent Global Bond, the Issuer will procure that it is cancelled and, if the holder so requests, returned to the holder together with any relevant definitive Bonds. No definitive Bonds delivered in exchange for interests in the Permanent Global Bond will be mailed or otherwise delivered to any location in the United States or its possessions in connection with the exchange.

If for any reason definitive Bonds have not been delivered to the relevant holder(s) by 5 p.m. (London) on the Exchange Date, then at 5 p.m. (London) on the Exchange Date, such relevant holder(s) of the Permanent Global Bond will cease to have any rights under the Permanent Global Bond and Accountholders (as defined below) holding for such relevant holders will acquire directly against the Issuer and the Guarantor all those rights that such Accountholders would have had if they had been in possession of the applicable definitive Bonds that should have been delivered to them.

“Exchange Date” means a day falling not less than 60 days, or in the case of an exchange following the giving of a default notice 30 days, after that on which the notice referred to above requiring exchange is given and on which banks are open for business in the city in which the specified office of the Fiscal Agent is located and, except in the case of exchange pursuant to (i) above, in the city in which the relevant clearing system is located.

Upon the exchange of this Permanent Global Bond for definitive Bonds, the principal amount hereof so exchanged or the portion thereof so purchased and cancelled shall be endorsed by or on behalf of the Fiscal Agent on behalf of the Issuer on Part II of the Schedule hereto, whereupon the principal amount hereof shall be reduced for all purposes by the amount so exchanged and, in each case, endorsed.

4.	Payments

Until the entire principal amount of this Permanent Global Bond has been extinguished, this Permanent Global Bond shall in all respects be entitled to the same benefits as the definitive Bonds. Upon any payment of principal or interest on this Permanent Global Bond the amount so paid shall be endorsed by or on behalf of the Fiscal Agent on behalf of the Issuer on Part III of the Schedule hereto.

Upon any payment of principal and endorsement of such payment on Part III of the Schedule hereto, the principal amount of this Permanent Global Bond shall be reduced for all purposes by the principal amount so paid and endorsed.

Any monies paid by the Issuer or the Guarantor, as the case may be, to the Fiscal or other Paying Agent for the payment of the principal of or interest on any Bonds, and remaining unclaimed at the end of two years after such principal or interest shall have become due and payable (whether at maturity or upon call for redemption, purchase or otherwise), shall then be repaid to the Issuer, and upon such repayment all liability of the Fiscal or Paying Agent, as the case may be, with respect thereto shall thereupon cease, without, however, limiting in any way any obligation the Issuer or the Guarantor may have to pay the principal of or interest on this Bond as the same shall become due. Any such payments that the Issuer or the Guarantor, as the case may be, shall be obligated to make shall be made at offices or agencies selected by it outside the United States and its territories and possessions.

All payments of any amounts payable and paid to the bearer of this Permanent Global Bond shall be valid and, to the extent of the sums so paid, effectual to satisfy and discharge the liability for the moneys payable hereon and on the relevant definitive Bonds and Coupons.

5.	Notices

For so long as the Bonds are represented by this Permanent Global Bond and this Permanent Global Bond is held on behalf of Euroclear and/or Clearstream, Luxembourg, notices to Bondholders may be given by delivery of the relevant notice to Euroclear and/or Clearstream, Luxembourg (as the case may be) for communication to the relative Accountholders (as defined below) rather than by publication as required by Condition 13, provided, that so long as the Bonds are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, notices shall also be published in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort). Any such notice shall be deemed to have been given to the Bondholders on the seventh day after the date on which such notice is delivered to Euroclear and/or Clearstream, Luxembourg (as the case may be) as aforesaid.

6.	Accountholders

For so long as the Bonds are represented by this Permanent Global Bond and this Permanent Global Bond is held on behalf of Euroclear and/or Clearstream, Luxembourg, each person who is for the time being shown in the records of Euroclear or Clearstream, Luxembourg as the holder of a particular principal amount of the Bonds (each an “Accountholder”) (in which regard any certificate or other document issued by Euroclear or Clearstream, Luxembourg as to the principal amount of the Bonds standing to the account of any person shall be conclusive and binding for all purposes) shall be treated as the holder of such principal amount of the Bonds for all purposes (including for the purposes of any quorum requirements of, or the right to demand a poll at, meetings of the Bondholders) other than with respect to the payment of principal and interest on the Bonds, the right to which shall be vested, as against the Issuer solely in the bearer of this Permanent Global Bond in accordance with and subject to its terms and the terms of the Fiscal Agency Agreement. Each Accountholder must look solely to Euroclear or Clearstream, Luxembourg, as the case may be, for its share of each payment made to the bearer of this Permanent Global Bond.

7.	Prescription

Claims against the Issuer in respect of principal and interest on the Bonds represented by this Permanent Global Bond will be void unless it is presented for payment within a period of 10 years (in the case of principal) and 5 years (in the case of interest) from the Relevant Date (as defined in Condition 9).

8.	Authentication

This Permanent Global Bond shall not be or become valid or obligatory for any purpose unless and until authenticated by or on behalf of the Fiscal Agent.

9.	Guarantee

Payments in respect of the Bonds will be unconditionally and irrevocably guaranteed by the Guarantor by the guarantee which is endorsed on this Permanent Global Bond.

10.	Governing law

This Permanent Global Bond is governed by, and shall be construed in accordance with, the law of the State of New York, United States of America (without reference to any conflict of law rules).

Any State or federal courts siting in the Borough of Manhattan, the City of New York shall have non-exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Permanent Global Bond, and accordingly any legal action or proceedings arising out of or in connection with this Permanent Global Bonds (“Proceedings”) may be brought in such courts. Each of the Issuer and the Guarantor irrevocably submits to the non-exclusive jurisdiction of such courts and waives any objection which it may now or hereafter have to Proceedings in any such courts whether on the ground of the laying of venue or on the ground that the Proceedings have been brought in an inconvenient forum and further agrees that a judgement in any Proceedings brought in such courts shall be conclusive and binding upon it and may be enforced in the courts of any other jurisdiction. Nothing in this clause 10 shall limit any right to take Proceedings against the Issuer and/or the Guarantor in any other court of competent jurisdiction, nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction, whether concurrently or not.

To the extent that either the Issuer or the Guarantor has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process with respect to itself or its property, the Issuer and the Guarantor irrevocably waive such immunity in respect of its obligations under this Permanent Global Bond.

The Issuer and the Guarantor agree that the process by which any Proceedings in New York City are begun may be served on it by being delivered to it c/o CT Corporation System, 111 Eighth Avenue, New York, New York 10011. If the appointment of the person appointed to receive process on behalf of the Issuer or Guarantor ceases to be effective, the Issuer or Guarantor (as applicable) shall forthwith appoint a further person to accept service of process on its behalf and notify the name and address of such person to Euroclear and/or Clearstream, Luxembourg (as the case may be) pursuant to clause 5 above, rather than by publication as required by Condition 13 and, failing such appointment within 15 days, the Fiscal Agent shall be entitled to appoint such a person by written notice addressed and delivered to the Issuer and the Guarantor.

IN WITNESS whereof this Permanent Global Bond has been executed as a deed poll on behalf of the Issuer.

MILACRON CAPITAL HOLDINGS B.V.

By:     ______________

Name:     ____________

Title:     _____________

Dated:

CERTIFICATE OF AUTHENTICATION

This is the Permanent Global Bond
described in the Fiscal Agency Agreement
By or on behalf of
Deutsche Bank AG London
(without recourse, warranty or liability)

......................................

ANY UNITED STATES PERSON WHO HOLDS THIS OBLIGATION WILL BE SUBJECT TO LIMITATIONS UNDER THE UNITED STATES INCOME TAX LAWS, INCLUDING THE LIMITATIONS PROVIDED IN SECTIONS 165(j) AND 1287(a) OF THE INTERNAL REVENUE CODE.

THE SCHEDULE

Part I

EXCHANGES OF THE TEMPORARY GLOBAL BOND

The following exchanges of part of the Temporary Global Bond for interests in this Permanent Global Bond have been made.

Part of aggregate
	principal amount of	Aggregate principal
	the Temporary	amount of Bonds
	Global Bond	represented by this
	exchanged for this	Permanent Global	Notation made by or
	Permanent Global	Bond following	on behalf of the
Date of Exchange	Bond	Exchange	Fiscal Agent

	€	€

Part II

EXCHANGES FOR DEFINITIVE BONDS AND CANCELLATIONS

The following exchanges of a part of this Permanent Global Bond for definitive Bonds and cancellations of a part of the aggregate principal amount of this Permanent Global Bond have been made:

Part of the
aggregate principal
	amount of this	Part of the
	Permanent Global	Aggregate principal	Remaining principal
	Bond exchanged for	of this Permanent	amount of this	Notation made by or
Date of exchange or	definitive Bonds	Global Bond	Permanent Global	on behalf of the
cancellation	cancellation	cancelled	Bond following	Fiscal Agent

	€	€	€

Part III

PAYMENTS

The following payments in respect of the Bonds represented by this Permanent Global Bond have been made:

Remaining principal
amount of this
			Permanent Global	Notation made by or
	Amount of interest	Amount of Principal	Bond following	on behalf of the
Date of payment	paid	Paid	payment	Fiscal Agent

	€	€	€

GUARANTEE OF MILACRON INC.

[as set out in Schedule 3 to the Fiscal Agency Agreement]

SCHEDULE 2

PART I

- FORM OF DEFINITIVE BOND -

(Face of Bond)

THIS OBLIGATION HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED OR SOLD IN CONTRAVENTION OF THAT ACT

000000	XS0109896471	00 00000

MILACRON CAPITAL HOLDINGS B.V.
(incorporated under the laws of the Netherlands)

7.625% Guaranteed Bonds due 2005

unconditionally and irrevocably guaranteed
as to payment of principal and interest by

MILACRON INC.
(incorporated under the laws of the State of Delaware)

The issue of the Bonds was authorised by a resolution of the Board of Directors of Milacron Capital Holdings B.V. (the “Issuer”) passed on March 27, 2000 and the giving of the guarantee in respect of the Bonds was authorised by a resolution of the Board of Directors of Milacron Inc. (the “Guarantor”) passed on July 29, 1999.

This Bond forms one of a series of Bonds in an aggregate principal amount of €115,000,000 issued as bearer Bonds in the denomination of €[10,000/100,000/1,000,000].

The Issuer for value received and subject to and in accordance with the Conditions endorsed hereon hereby promises to pay to the bearer on April 6, 2005 (or on such earlier date as the principal sum may become repayable under the said Conditions) the principal sum of:

€[10,000/100,000/1,000,000]

together with interest on the principal sum of €[10,000/100,000/1,000,000] at the rate of 7.625% per annum and together with such other amounts as may be payable, all subject to and under the Conditions.

The Bonds are issued pursuant to a fiscal agency agreement (the “Fiscal Agency Agreement”) dated April 6, 2000 between the Issuer, the Guarantor, Deutsche Bank AG London as fiscal and paying agent and Deutsche Bank Luxembourg S.A. as paying agent (a “Paying Agent”). Payments of principal and interest in respect of the Bonds are unconditionally and irrevocably guaranteed by the Guarantor as provided in the guarantees of the Guarantor included on the Bonds. The Bonds have the benefit of, and are subject to, the provisions contained in the Fiscal Agency Agreement and the Conditions.

Neither this Bond nor any of the Coupons relating to this Bond shall become valid or enforceable for any purpose unless and until this Bond has been authenticated by or on behalf of the Fiscal Agent.

IN WITNESS WHEREOF this Bond and the Coupons relating to this Bond have been executed on behalf of the Issuer.

Dated as of •

Issued in •

MILACRON CAPITAL HOLDINGS B.V.

By:     _____________

Name:     ___________

Title:     ____________

CERTIFICATE OF AUTHENTICATION

This is one of the Bonds described
in the Fiscal Agency Agreement.

By or on behalf of
Deutsche Bank AG London as Fiscal Agent
(without recourse, warranty or liability)

ANY UNITED STATES PERSON WHO HOLDS THIS OBLIGATION WILL BE SUBJECT TO LIMITATIONS UNDER THE UNITED STATES INCOME TAX LAWS, INCLUDING THE LIMITATIONS PROVIDED IN SECTIONS 165(j) AND 1287(a) OF THE INTERNAL REVENUE CODE.

(Reverse of Bond)

CONDITIONS OF THE BONDS

(as set out in Part III of this Schedule 2)

FISCAL AGENT

Deutsche Bank AG London
Winchester House
1 Great Winchester Street
London EC2N 2DB
United Kingdom

PAYING AGENT

Deutsche Bank Luxembourg S.A.
2 Boulevard Konrad Adenauer
L-1115 Luxembourg

and/or such other or further Fiscal Agent or Paying Agents and/or specified offices as may from time to time be appointed by the Issuer and notice of which has been given to the Bondholders.

GUARANTEE OF MILACRON INC.

(as set out in Schedule 3 to the Fiscal Agency Agreement)

SCHEDULE 2

PART II

- FORM OF COUPON -

THIS OBLIGATION HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED OR SOLD IN CONTRAVENTION OF THAT ACT

(Face of Coupon)

MILACRON CAPITAL HOLDINGS B.V.
€115,000,000 7.625% Guaranteed Bonds due 2005
unconditionally and irrevocably guaranteed by
MILACRON INC

This Coupon relating to a Bond
Payable in the denomination
of €[10,000/100,000/1,000,000]
is payable to bearer, separately
negotiable and subject to the
conditions of the Bonds, under
which it may become void before
its due date
Coupon for €[762.50/7,625/76,250] due on April 6, 2001/2002/2003/2004/2005

MILACRON CAPITAL HOLDINGS B.V.

By:     ______________

Name:     ____________

Title:     _____________

ANY UNITED STATES PERSON WHO HOLDS THIS OBLIGATION WILL BE SUBJECT TO LIMITATIONS UNDER THE UNITED STATES INCOME TAX LAWS, INCLUDING THE LIMITATIONS PROVIDED IN SECTIONS 165(j) AND 1287(a) OF THE INTERNAL REVENUE CODE.

00 000000	XS0109896471	000000

(Reverse of Coupon)

FISCAL AND PAYING AGENT:

Deutsche Bank AG London

OTHER PAYING AGENT:

Deutsche Bank Luxembourg S.A.

GUARANTEE OF MILACRON INC.

(as set out in Schedule 3 to the Fiscal Agency Agreement)

SCHEDULE 2

PART III

TERMS AND CONDITIONS OF THE BONDS

The following is the text of the Terms and Conditions of the Bonds which (subject to modification) will be endorsed on each Bond in definitive form (if issued):

The 7.625% Guaranteed Bonds due 2005 (the “Bonds”, which expression shall in these Conditions, unless the context otherwise requires, include any further bonds issued pursuant to Condition 15 and forming a single series with the Bonds) of Milacron Capital Holdings B.V. (the “Issuer”) are issued subject to and with the benefit of a Fiscal Agency Agreement to be dated April 6, 2000 (the “Fiscal Agency Agreement”) made between the Issuer, Milacron Inc., as guarantor, (the “Guarantor”). Deutsche Bank AG London as fiscal and paying agent (the “Fiscal Agent”) and Deutsche Bank Luxembourg S.A. as the initial paying agent (a “Paying Agent” and collectively with any additional or successor paying agents which may be appointed from time to time pursuant to the Fiscal Agency Agreement, the “Paying Agents”). The issue of the Bonds was authorised by a resolution of the Board of Directors of the Issuer passed on March 27, 2000 and the guarantee in respect of the Bonds (the “Guarantee”) is given in accordance with a resolution of the Board of Directors of the Guarantor passed on July 29,1999. The statements in these Conditions include summaries of, and are subject to, the detailed provisions of and definitions in the Fiscal Agency Agreement. Copies of the Fiscal Agency Agreement are available for inspection during normal business hours by the holders of the Bonds (the “Bondholders”) and the holders of the interest coupons appertaining to the Bonds (the “Couponholders” and the “Coupons” respectively) at the specified office of each of the Paying Agents. The Bondholders and the Couponholders are entitled to the benefit of, are bound by, and are deemed to have notice of, all the provisions of the Fiscal Agency Agreement applicable to them. References in these Conditions to the Fiscal Agent and the other Paying Agents shall include any successor appointed under the Fiscal Agency Agreement.

1.	FORM, DENOMINATION AND TITLE

(1)	The Bonds are in bearer form, serially numbered in denominations of €10,000, €100,000 and €1,000,000 each with coupons attached on the issue.

(2)	Title to the Bonds and to the Coupons will pass by delivery.

(3)	The Issuer, the Guarantor and any Paying Agent may (to the fullest extent permitted by applicable laws) deem and treat the holder of any Bond and the holder of any Coupon as the absolute owner for all purposes (whether or not the Bond or Coupon shall be overdue and notwithstanding any notice of ownership or writing on the Bond or Coupon or any notice of previous loss or theft of the Bond or Coupon).

(4)	All Bonds and Coupons will carry a legend substantially to the following effect: “Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in sections 165(j) and 1287(a) of the Internal Revenue Code.” The aforementioned sections provide that, with certain exceptions, a United States person (as defined in the Internal Revenue Code of 1986, as amended (the “Code”)), will not be entitled to deduct any loss, and will not be entitled to capital gains treatment in respect of any gain realized, on any sale, disposition or payment of a Bond or Coupon for United States federal income tax purposes.

2.	STATUS

The Bonds and the Coupons are direct, unconditional and unsecured obligations of the Issuer and (subject as provided above) rank and will rank pari passu, without any preference among themselves, with all other outstanding unsecured and unsubordinated obligations of the Issuer, present and future, but, in the event of insolvency, only to the extent permitted by applicable laws relating to creditors’ rights.

3.	GUARANTEE

The payment of principal and interest in respect of the Bonds has been unconditionally and irrevocably guaranteed by the Guarantor. The obligations of the Guarantor under the Guarantee constitute direct, unconditional and (subject to the provisions of Condition 4) unsecured obligations of the Guarantor and (subject as aforesaid) rank and will rank pari passu with all other outstanding unsecured and unsubordinated obligations of the Guarantor, present and future, but, in the event of insolvency, only to the extent permitted by applicable laws relating to creditors’ rights.

4.	CERTAIN COVENANTS

(A)	NEGATIVE PLEDGES

(1)	So long as any of the Bonds remains outstanding:

(a)	the Guarantor will not itself, and will not permit any Restricted Subsidiary to, incur, issue, assume, guarantee or create any Secured Funded Debt, without effectively providing concurrently with the incurrence, issuance, assumption, guaranty or creation of any such Secured Funded Debt that the Bonds (together with, if the Guarantor shall so determine, any other indebtedness of the Guarantor or such Restricted Subsidiary then existing or thereafter created which is not subordinated to the Bonds) shall be secured equally and ratably with (or prior to) such Secured Funded Debt, so long as such Secured Funded Debt shall be secured by a Lien, unless, after giving effect thereto, the sum of the aggregate amount of all outstanding Secured Funded Debt of the Guarantor and its Restricted Subsidiaries together with all Attributable Debt in respect of sale and leaseback transactions relating to a Principal Property (with the exception of Attributable Debt which is excluded pursuant to clauses (b)(i) to (vi) below), would not exceed 10% of Consolidated Net Tangible Assets of the Guarantor and its Restricted Subsidiaries; provided, however, that this paragraph shall not apply to, and there shall be excluded from Secured Funded Debt in any computation under this clause (a), Funded Debt secured by:

(i)	Liens on property of any corporation existing at the time such corporation becomes a Subsidiary;

(ii)	Liens on property existing at the time of acquisition thereof or incurred within 180 days of the time of acquisition thereof (including, without limitation, acquisition through merger or consolidation) by the Guarantor or any Restricted Subsidiary;

(iii)	Liens on property hereafter acquired (or constructed) by the Guarantor or any Restricted Subsidiary and created prior to, at the time of, or within 270 days after such acquisition through merger or consolidation (or the completion of such construction or commencement of commercial operation of such property, whichever is later) to secure or provide for the payment of all or any part of the purchase price (or the construction price) thereof;

(iv)	Liens in favour of the Guarantor or any Restricted Subsidiary;

(v)	Liens in favour of the United States of America, any State or possession thereof or the District of Columbia, or any agency, department or other instrumentality thereof, to secure partial, progress, advance or other payments pursuant to any contract or provision of any statute;

(vi)	Liens incurred or assumed in connection with an issuance of revenue bonds the interest on which is exempt from Federal income taxation pursuant to Section 103(b) of the United States Internal Revenue Code of 1954, as amended;

(vii)	Liens securing the performance of any contract or undertaking not directly or indirectly in connection with the borrowing of money, the obtaining of advances or credit or the securing of Funded Debt, if made and continuing in the ordinary course of business;

(viii)	Liens incurred (no matter when created) in connection with the Guarantor’s or a Restricted Subsidiary’s engaging in leveraged or single-investor lease transactions, provided that the instrument creating or evidencing any borrowings secured by such Lien shall provide that such borrowings are payable solely out of the income and proceeds of the property subject to such Lien and are not a general obligation of the Guarantor or such Restricted Subsidiary;

(ix)	Liens held by banks to secure amounts due to such banks in the ordinary course of business or Liens under workers’ compensation laws, unemployment insurance law or similar legislation, or good faith deposits in connection with bids, tenders, contracts or deposits to secure public or statutory obligations of the Guarantor or any Restricted Subsidiary, or deposits of cash or obligations of the United States of America to secure surety and appeal bonds to which the Guarantor or any Restricted Subsidiary is a party or in lieu of such bonds, or pledges or deposits for similar purposes in the ordinary course of business, or Liens imposed by law, such as labourers’ or other employees’, carriers’, warehousemen’s, mechanics’, materialmen’s and vendors’ Liens and Liens arising out of judgments or awards against the Guarantor or any Restricted Subsidiary with respect to which the Guarantor or such Restricted Subsidiary at the time shall be prosecuting an appeal or proceedings for review and with respect to which it shall have secured a stay of execution pending such appeal or proceedings for review, or Liens for taxes not yet subject to penalties for nonpayment or the amount or validity of which is being in good faith contested by appropriate proceedings by the Guarantor or any Restricted Subsidiary, as the case may be, or minor survey exceptions, minor encumbrances, easements or reservations of, rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions or Liens as to the use of real properties, which Liens, exceptions, encumbrances, easements, reservations, rights and restrictions do not, in the opinion of the Guarantor, in the aggregate materially detract from the value of said properties or materially impair their use in the operation of the business of the Guarantor and its Restricted Subsidiaries;

(x)	Liens incurred to finance construction, alteration or repair of any Principal Property and improvements thereto prior to or within 270 days after completion of such construction, alteration or repair; or

(xi)	any extension, renewal, refunding or replacement (or successive extensions, renewals, refundings or replacements), as a whole or in part, of any Lien referred to in the foregoing clauses (i) to (x), inclusive; provided, however, that (I) such extension, renewal, refunding or replacement Lien shall be limited to all or a part of the same property that secured the Lien extended, renewed, refunded or replaced (plus improvements on such property) and (II) the Funded Debt secured by such Lien at such time is not increased.

(b)	The Guarantor will not, nor will it permit any Restricted Subsidiary to, enter into any arrangement with any person providing for the leasing by the Guarantor or any Restricted Subsidiary of any Principal Property of the Guarantor or any Restricted Subsidiary, which Principal Property has been or is to be sold or transferred by the Guarantor or such Restricted Subsidiary to such person (herein referred to as a “sale and leaseback transaction”) unless, after giving effect thereto, the aggregate amount of all Attributable Debt with respect to all such sale and leaseback transactions plus all Secured Funded Debt (with the exception of Funded Debt secured by Liens which is excluded pursuant to clauses (A)(1)(a)(i) to (xi) above) would not exceed 10% of Consolidated Net Tangible Assets of the Guarantor and its Restricted Subsidiaries. This covenant shall not apply to, and there shall be excluded from Attributable Debt in any computation under clause (a) or this clause (b), Attributable Debt with respect to, any sale and leaseback transaction if:

(i)	the Guarantor or a Restricted Subsidiary is permitted to create Funded Debt secured by a Lien pursuant to clauses (A)(1)(a)(i) to (xi) above on the Principal Property to be leased, in an amount equal to the Attributable Debt with respect to such sale and leaseback transaction, without equally and rateably securing the Bonds;

(ii)	the Guarantor or a Restricted Subsidiary within 270 days after the sale or transfer shall have been made by the Guarantor or a Restricted Subsidiary shall apply an amount in cash equal to the greater of (I) the net proceeds of the sale or transfer of the Principal Property leased pursuant to such arrangement or (II) the fair market value of the Principal Property so leased at the time of entering into such arrangement (as determined by any two of the following officers of the Guarantor: the chairman or vice chairman of the Board of Directors, the president, any executive vice president or vice president, the treasurer and the controller) to the retirement of Secured Funded Debt of the Guarantor or any Restricted Subsidiary (other than Secured Funded Debt owned by the Guarantor or any Restricted Subsidiary); provided, that the amount to be applied to such retirement shall be reduced by the aggregate principal amount of other Secured Funded Debt voluntarily retired by the Guarantor within 270 days after such sale or transfer (notwithstanding the foregoing, no retirement referred to in this item (ii) may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision);

(iii)	the Guarantor or a Restricted Subsidiary applies the net proceeds of the sale or transfer of the Principal Property leased pursuant to such transaction to investment in another Principal Property within 270 days prior or subsequent to such sale or transfer; provided that this exception shall apply only if such proceeds invested in such other Principal Property shall not exceed the total acquisition, repair, alteration and construction cost of the Guarantor or any Restricted Subsidiary in such other Principal Property less amounts secured by any purchase money or construction mortgages on such Principal Property;

(iv)	the effective date of any such arrangement is within 270 days of the acquisition of the Principal Property (including, without limitation, acquisition by merger or consolidation) or the completion of construction and commencement of operation thereof, whichever is later;

(v)	the lease in such sale and leaseback transaction is for a term, including renewals, of not more than three years; or

(vi)	such sale and leaseback transaction is entered into between the Guarantor and a Restricted Subsidiary or between Restricted Subsidiaries.

(B)	LIMITATION ON RESTRICTED SUBSIDIARY INDEBTEDNESS

     So long as any of the Bonds remains outstanding:

(1)	The Guarantor will not permit any of its Restricted Subsidiaries to contract, create, incur, assume or suffer to exist any Indebtedness, except:

(i)	The Bonds and any other Indebtedness of the Issuer whether now existing or incurred hereafter;

(ii)	Existing Indebtedness of Restricted Subsidiaries (other than the Issuer);

(iii)	Indebtedness of a Restricted Subsidiary (other than the Issuer) owing to and held by the Guarantor or another Restricted Subsidiary;

(iv)	Any undrawn amounts under the Amended and Restated Revolving Credit Agreement, dated as of November 30, 1998, among the Guarantor, Milacron Kunststoffmaschinen Europe GmbH, Cincinnati Grundstucksverwaltung GmbH, the lenders listed therein and Bankers Trust Company, as agent, as amended by Amendment No. One, dated as of March 31, 1999, and Amendment No. Two, dated as of January 31, 2000;

(v)	Indebtedness of a Restricted Subsidiary (other than the Issuer) acquired as a result of a Permitted Acquisition (or Indebtedness assumed at the time of a Permitted Acquisition of an asset securing such Indebtedness); provided that (i) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition, (ii) at the time of such Permitted Acquisition, such Indebtedness does not exceed 50% of the then total Fair Market Value of the Subsidiary, or of the asset so acquired, as the case may be, (iii) so long as, before and after giving effect to such Permitted Acquisition, no Default or Event of Default shall have occurred or would result therefrom and (iv) such Indebtedness is not recourse to any assets of the Guarantor or its Subsidiaries other than the Subsidiary and assets so acquired;

(vi)	additional Indebtedness of the Restricted Subsidiaries (other than the Issuer) not otherwise permitted hereunder not exceeding $150,000,000 in aggregate principal amount at any time outstanding; (vii) Indebtedness incurred by a Restricted Subsidiary (other than the Issuer) in connection with any cash management credit facility agreements entered into between the Restricted Subsidiaries and banks providing for the zero-balancing between cash accounts held by any of the Restricted Subsidiaries and any rights of set-off of credits and debits of any of the Restricted Subsidiaries with the bank, provided that the debt outstanding at any one time does not exceed $20,000,000.

(viii)	Indebtedness incurred by a Restricted Subsidiary (other than the Issuer) under interest rate agreements, currency exchange agreements, commodity price protection agreements or other similar agreements entered into for the purpose of limiting risk in the ordinary course of the financial management of the Restricted Subsidiary and not for speculative purposes:

(ix)	Permitted Refinancing Indebtedness incurred in respect of Debt incurred pursuant to clauses (i), (ii), (iv), (v) and (vi).

(C)	For the purposes of this Condition 4:

(a)	“Attributable Debt” means as to any particular lease under which either the Guarantor or any Restricted Subsidiary is at any time liable as lessee and at any date as of which the amount thereof is to be determined, the total net obligations of the lessee for rental payments during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended) discounted from the respective due dates thereof to such date at a rate per annum equivalent to the greater of (i) the average Yield to Maturity of the outstanding Bonds hereunder and (ii) the interest rate inherent in such lease (as determined in good faith by the Guarantor), both to be compounded semiannually.

(b)	“Capital Lease Obligations” of either the Guarantor or any Restricted Subsidiary means the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real property, the term of which extends beyond twelve months, which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such person under generally accepted accounting principles (including Statement No. 13 of Financial Accounting Standards Board and, for the purposes of this Terms and Conditions, the amount of such obligation shall be the capitalised amount thereof, determined in accordance with generally accepted accounting principles (including such Statement No. 13).

(c)	“Consolidated Net Tangible Assets” means, at any date, the total assets appearing on the most recent consolidated balance sheet of the Guarantor and its Restricted Subsidiaries as at the end of a fiscal quarter of the Guarantor, prepared in accordance with generally accepted accounting principles, less (i) all current liabilities (due within one year) as shown on such balance sheet, (ii) applicable reserves, (iii) investments in and advances to Unrestricted Subsidiaries but which are not Subsidiaries at the time of such balance sheet or other entities accounted for on the equity method of accounting, and (iv) Intangible Assets and liabilities relating thereto. “Intangible Assets” shall mean the value (net of any applicable reserves), as shown on or reflected in such balance sheet, of: (i) all trade names, trademarks, licenses, patents, copyrights, service marks, goodwill and other like intangibles; (ii) organisational and development costs; (iii) deferred charges (other than prepaid items such as insurance, taxes, interest, commissions, rents and similar items and tangible assets being amortised); and (iv) unamortised debt discount and expense, less unamortised premium.

(d)	“Default” means any event, act or condition which with notice or lapse of time or both would constitute an Event of Default if that condition or event were not cured or removed within any applicable grace or cure period.

(e)	“Existing Indebtedness” means all Indebtedness in existence on date of the issue of the Temporary Global Bond.

(f)	“Fair Market Value” means, in respect of property of the Guarantor and its Subsidiaries, the fair market value thereof, determined in the good faith judgment of the chief financial officer of the Guarantor on the basis of an assumed arms-length sale of such property to an independent Person not affiliated with the Guarantor or its Subsidiaries, assuming neither party is under any compulsion to buy or sell and that each has knowledge of all relevant facts and circumstances.

(g)	“Funded Debt” means any indebtedness maturing more than twelve months after the time of computation thereof, guarantees of Funded Debt or of dividends of others (except guarantees in connection with the sale or discount of accounts receivable, trade acceptances and other paper arising in the ordinary course of business), and in the case of any Restricted Subsidiary all preferred stock of such Restricted Subsidiary, and all Capital Lease Obligations.

(h)	“Indebtedness” means at any time, without duplication, (i) all obligations for borrowed money, evidenced by bonds, debentures, notes, or other similar instruments, including bank loans, letters of credit and banker’s acceptances, and (ii) Funded Debt.

(i)	(i) “Outstanding” or “outstanding”, when used with reference to Bonds, shall, subject to the provisions of (ii) below, mean all Bonds theretofore authenticated and delivered by the Fiscal Agent under these Conditions, except:

(I)	Bonds theretofore cancelled by the Fiscal Agent or delivered to the Fiscal Agent for cancellation;

(II)	Bonds, or portions thereof, for the payment or redemption of which moneys in the necessary amount shall have been deposited in trust with the Fiscal Agent or with any Paying Agent or shall have been set aside and segregated in trust by the Issuer or the Guarantor (if the Issuer or the Guarantor acts as their own paying agent); provided that if such Bonds are to be redeemed prior to the maturity thereof, notice of such redemption shall have been given as in Condition 8 provided, or provision satisfactory to the Fiscal Agent shall have been made for giving such notice;

(III)	Bonds in lieu of or in exchange and substitution for which other Bonds shall have been authenticated and delivered, or which have been paid, pursuant to the terms of Condition 12;

(IV)	Those Bonds which have become void under Condition 10; and

(V)	The Temporary Global Bond to the extent that it has been duly exchanged for the Permanent Global Bond and the Permanent Global Bond to the extent that it has been exchanged for the Bonds in definitive form in each case pursuant to their respective provisions.

(ii) In determining whether the holders of the requisite aggregate principal amount of Bonds have concurred in any request, demand, authorisation, notice, direction, consent or waiver under these Conditions, Bonds, which are owned by the Issuer or the Guarantor or any other obligor under the Bonds or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuer or the Guarantor or any other obligor on the Bonds shall be disregarded and deemed not to be outstanding for the purpose of any such determination; provided that for the purposes of determining whether the Fiscal Agent shall be protected in relying on any such request, demand, authorisation, notice, direction, consent or waiver, only Bonds which the Fiscal Agent knows are so owned shall be so disregarded. Bonds so owned which have been pledged in good faith may be regarded as outstanding for the purpose of this clause 4(C)(i)(ii) if the pledgee shall establish to the satisfaction of the Fiscal Agent the pledgee’s rights to vote such Bonds and that the pledgee is not a person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuer or the Guarantor or any such other obligor. In the case of a dispute as to such right, any decision by the Fiscal Agent taken upon the advice of counsel shall be full protection to the Fiscal Agent.

(j)	“Permitted Acquisition” means (a) the merger or consolidation of any Person into or with the Guarantor or into or with any wholly-owned Subsidiary of the Guarantor or (b) the acquisition by the Guarantor or any of its wholly-owned Subsidiaries of all or substantially all of the assets of any Person (or all or substantially all of the assets of a product line or division of any Person) not already a Subsidiary of the Guarantor or 90% or more of the capital stock of any such Person; provided that any such merger, consolidation or acquisition shall only be a Permitted Acquisition so long as no Default or Event of Default exists (or will result from such acquisition).

(k)	“Permitted Refinancing Debt” means any Indebtedness that refinances any other Indebtedness, including any successive refinancings, so long as (a) such Indebtedness is in an aggregate principal amount (or if incurred with original issue discount, an aggregate issue price) not in excess of the sum of (i) the aggregate principal amount (or if incurred with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced, and (ii) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to such refinancing, (b) the stated maturity of such Indebtedness is no earlier than the stated maturity of the Indebtedness being refinanced and (c) the new Indebtedness shall not be senior in right of payment to the Indebtedness that is being refinanced.

(l)	“Person” means and includes any person, firm, corporation, association, trust or other enterprise or any governmental or political subdivision or agency, department or instrumentality thereof.

(m)	“Principal Property” shall mean any manufacturing plant located in the United States of America and owned and operated by the Guarantor or any Restricted Subsidiary on or after the date hereof, and any manufacturing equipment owned by the Guarantor or any Restricted Subsidiary on or after the date hereof in such manufacturing plant. “Manufacturing equipment” is understood to be manufacturing equipment in such manufacturing plant directly used in the production of the Guarantor’s products and parts and components thereof, and not to include office equipment, computer equipment, rolling stock and other equipment not directly used in the production of the Guarantor’s products.

(n)	“Restricted Subsidiary” means each Subsidiary other than Unrestricted Subsidiaries.

(o)	“Secured Funded Debt” means Funded Debt which is secured by any pledge of, or mortgage, security interest or other lien on any Principal Property of the Guarantor or any Restricted Subsidiary, and “Liens” shall mean such pledges, mortgages, security interests and other liens.

(p)	“Subsidiary” means any corporation at least a majority of the outstanding voting stock of which is owned directly or indirectly by the Guarantor or by one or more Subsidiaries of the Guarantor, or by the Guarantor and one or more Subsidiaries.

(q)	“Unrestricted Subsidiary” means Milacron Commercial Corp., Milacron Assurance Ltd., Amertool Services, Inc., Subsidiaries of the foregoing, and other Subsidiaries designated as Unrestricted Subsidiaries from time to time by the Board of Directors of the Guarantor.

(r)	“Yield to Maturity” means the yield to maturity, calculated at the time of issuance of the Bonds or, if applicable, at the most recent redetermination of interest on the Bonds and calculated in accordance with generally accepted financial practice.

5.	CONSOLIDATION, MERGER, CONVEYANCE OR TRANSFER

(1)	The Issuer and/or the Guarantor shall not consolidate with or merge with another corporation or convey or transfer its properties and assets substantially as an entirety to any person, unless

(a)	either the Issuer and/or the Guarantor shall be the continuing corporation, or the corporation formed by such consolidation or into which the Issuer and/or the Guarantor is merged or the person which acquires by conveyance or transfer the properties and assets of the Issuer and/or the Guarantor substantially as an entirety shall be a corporation organised and existing under the laws of the United States of America or any State or the District of Columbia or of the Netherlands, as the case may be, and shall expressly assume by a supplemental instrument, executed and delivered to the Fiscal Agent, in form satisfactory to the Fiscal Agent, the due and punctual payment of the principal of, premium, if any, and interest on all the Bonds and the performance or observance of every covenant of these Conditions on the part of the Issuer and/or the Guarantor, as applicable, to be performed or observed; and

(b)	immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have happened and be continuing.

(2)	Upon any consolidation or merger, or any conveyance or transfer of the properties and assets of the Issuer and/or the Guarantor substantially as an entirety in accordance with (1) above, the successor corporation formed by such consolidation or into which the Issuer and/or the Guarantor is merged or to which such conveyance or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer and/or the Guarantor under these Conditions with the same effect as if such successor corporation had been named as the Issuer and/or the Guarantor herein and the Issuer and/or the Guarantor (which term shall for this purpose mean the person named as the “Issuer” or the “Guarantor” in the first paragraph of these Conditions or any successor corporation which shall have theretofore become such in the manner prescribed in (1) above) shall be discharged from all liability under these Conditions and in respect of the Bonds and may be dissolved and liquidated.

6.	INTEREST

(1)	The Bonds bear interest from and including April 6, 2000 at the rate of 7.625% per annum, payable annually in arrears on each April 6 thereafter (each an “Interest Payment Date”). The first payment for the period from and including April 6, 2000 to but excluding April 6, 2001 and amounting to €762.50, €7,625 and €76,250 per €10,000, €100,000 and €1,000,000 respectively principal amount of Bonds, shall be made on April 6, 2001.

Each Bond will cease to bear interest from and including its due date for redemption unless, upon due presentation, payment of the principal in respect of the Bond is improperly withheld or refused or unless default is otherwise made in respect of payment.

(2)	When interest is required to be calculated in respect of a period of less than a full year, it shall be calculated on the basis of the actual number of days in the period, from and including the date from which interest begins to accrue to but excluding the date on which it falls due, and the actual number of days in the full year.

7.	PAYMENTS

(1)	Payments of principal and interest in respect of each Bond will be made against presentation and surrender (or, in the case of part payment only, endorsement) of the Bond, except that payments of interest due on an Interest Payment Date will be made against presentation and surrender (or, in the case of part payment only, endorsement) of the relevant Coupons, in each case at the specified office outside the United States and its possessions of any of the Paying Agents.

(2)	Payments will be made at the specified office of any Paying Agent outside the United States and its possessions, at the option of the holder, by transfer to a designated euro account maintained by the payee with, or by cheque drawn in euro on, a bank located outside the United States and its possessions, subject in all cases to any fiscal or other laws and regulations applicable in the place of payment, but without prejudice to the provisions of Condition 9. No payment on the Bonds or Coupons will be made by mail to an address in the United States or its possessions or by transfer to an account maintained by the holder in the United States or its possessions.

(3)	Each Bond should be presented for payment together with all relative unmatured Coupons, failing which the full amount of any relative missing unmatured Coupon (or, in the case of payment not being made in full, that proportion of the full amount of the missing unmatured Coupon which the amount so paid bears to the total amount due) will be deducted from the amount due for payment. Each amount so deducted will be paid in the manner mentioned above against presentation and surrender (or, in the case of part payment only, endorsement) of the relative missing Coupon at any time before the expiry of 10 years after the Relevant Date (as defined in Condition 9) in respect of the relevant Bond (whether or not the Coupon would otherwise have become void pursuant to Condition 10) or, if later, 5 years after the date on which the Coupon would have become due, but not thereafter. Any money held by a Paying Agent for the payment of the principal of or interest on any Bond, which money remains unclaimed for two years after such payment is first due and payable, will be paid over by the relevant Paying Agent to the Issuer and, to the extent permitted by law, the holder of such Bond or any unpaid Coupon must thereafter look solely to the Issuer (or Guarantor) for payment as a general unsecured creditor. Any such payment with respect to a Bond or Coupon will be made outside the United States as contemplated above.

(4)	A holder shall be entitled to present a Bond or Coupon for payment only on a Presentation Date and shall not, except as provided in Condition 6, be entitled to any further interest or other payment if a Presentation Date is after the due date.

“Presentation Date” means a day which (subject to Condition 10):

(a)	is or falls after the relevant due date;

(b)	is a Business Day in the place of the specified office of the Paying Agent at which the Bond or Coupon is presented for payment; and

(c)	in the case of payment by credit or transfer to a euro account as referred to above, is a TARGET Settlement Day, as defined below.

“Business Day” means, in relation to any place, a day on which commercial banks and foreign exchange markets settle payments in that place.

“TARGET Settlement Day” means any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open.

If a Bond or Coupon is presented for payment at a time when, as a result of differences in time zones, it is not practicable to transfer the relevant amount to an account as referred to above for value on the relevant Presentation Date, the Issuer shall not be obliged so to do but shall be obliged to transfer the relevant amount to the account for value on the first practicable date after the Presentation Date.

(5)	The Issuer and the Guarantor reserve the right at any time to vary or terminate the appointment of any Paying Agent and to appoint additional or other Paying Agents provided that so long as the Bonds are listed on the Luxembourg Stock Exchange, and the rules of such exchange shall so require, they will at all times maintain a Paying Agent having a specified office in Luxembourg. Notice of any termination or appointment and of any changes in specified offices will be given to the Bondholders promptly by the Issuer in accordance with Condition 13.

8.	REDEMPTION AND PURCHASE

(1)	Final Redemption

Unless previously redeemed or purchased and cancelled as provided below, the Bonds will be repaid at their principal amount on April 6, 2005.

(2)	Redemption or Purchase for Taxation Reasons

(a)	If (i) as a result of any change in, or amendment to, the laws or regulations of the United States, the European Union, or the Netherlands or any political subdivision of, or any authority in, or of, the United States, the European Union or the Netherlands having power to tax, or any change in the application or official interpretation of such laws or regulations, which change or amendment becomes effective after the date the Bonds are first issued, on the occasion of the next Interest Payment Date in respect of the Bonds, the Issuer (or, where payment is required to be made under the Guarantee, the Guarantor) would be required to pay additional amounts as provided or referred to in Condition 9 and (ii) the requirement cannot be avoided by the Issuer or Guarantor taking reasonable measures available to it (which measures shall not result in the incurrence by the Issuer or Guarantor of substantial costs or expenses), the Issuer or the Guarantor, as the case may be, may at its option, having given not less than 30 nor more than 60 days’ notice to the Bondholders in accordance with Condition 13 (which notice shall be irrevocable and shall specify the date fixed for redemption), redeem all the Bonds, but not some only, at any time at their principal amount together with interest accrued to but excluding the date of redemption, provided that no notice of redemption shall be given earlier than 90 days before the earliest date on which the Issuer (or the Guarantor, as the case may be) would be required to pay the additional amounts were a payment in respect of the Bonds then due. Prior to the publication of any notice of redemption pursuant to this paragraph, the Issuer or the Guarantor, as the case may be, shall deliver to the Fiscal Agent a certificate signed by either the Chief Financial Officer or the Chief Executive Officer of the Guarantor stating that the requirement referred to in (i) above will apply on the occasion of the next Interest Payment Date and cannot be avoided by the Issuer or Guarantor (as applicable) taking reasonable measures available to it and an opinion of independent legal advisers of recognised standing to the effect that the Issuer or the Guarantor, as the case may be, has or will become obliged to pay such additional amounts as a result of the change or amendment.

(b)	If the Issuer or Guarantor determines that any payment made outside the United States and its possessions by the Issuer or the Guarantor, as the case may be, or any Paying Agent in respect of any Bonds or Coupons or, in the case of the Guarantor, under the Guarantee, would, under any present or future laws or regulations of the United States, be subject to any certification, documentation, information or other reporting requirement of any kind, the effect of which requirement is the disclosure to the Issuer, the Guarantor, any Paying Agent or any governmental authority of the nationality, residence or identity of a beneficial owner of such Bond or Coupon who is a United States Alien (other than a requirement that (i) would not be applicable to a payment by the Issuer, the Guarantor, or any Paying Agent (I) directly to the beneficial owner or (II) to a custodian, nominee or other agent of the beneficial owner, (ii) is applicable only to a payment by a custodian, nominee or other agent of the beneficial owner to such beneficial owner, or (iii) can only be satisfied by such custodian, nominee or other agent certifying to the effect that the beneficial owner is a United States Alien, provided that, in any case referred to in clauses (i)(I), (ii) or (iii) above, payment by the custodian, nominee or agent to the beneficial owner is not otherwise subject to any such requirement), the Issuer or Guarantor (as applicable) shall at its option either (x) redeem all the Bonds, but not some only, at their principal amount together with interest accrued to but excluding the date of redemption or (y) if the conditions of the next succeeding paragraph are satisfied, pay the additional amounts specified in such paragraph. The Issuer or Guarantor (as applicable) shall make such determination as soon as practicable and publish prompt notice thereof (the “Determination Notice”) stating the effective date of such certification, documentation, information or other reporting requirement, whether the Issuer or Guarantor will redeem the Bonds or, if the conditions of the next succeeding paragraph are satisfied, pay the additional amounts specified in the next succeeding paragraph, and (if applicable) the last date by which the redemption of the Bonds must take place, as provided in the next succeeding sentence. If the Bonds are to be redeemed pursuant to this paragraph, such redemption shall take place on such date, not later than one year after the publication of the Determination Notice, as the Issuer or the Guarantor, as the case may be, shall, subject as provided herein, elect by notice to the Fiscal Agent at least 45 days before the date fixed for redemption. Notice of such redemption of the Bonds will be given to holders of the Bonds not more than 60 nor less than 30 days prior to the date fixed for redemption in accordance with Condition 13. Notwithstanding the foregoing, the Issuer or the Guarantor, as the case may be, shall not so redeem the Bonds if the Issuer or Guarantor (as applicable) shall, based upon a written opinion of independent legal counsel of recognised standing, subsequently determine not less than 30 days prior to the date affixed for redemption, that subsequent payments on the Bonds and Coupons (or under the Guarantee, as the case may be) would not be subject to any such certification, documentation, information or other reporting requirement, in which case the Issuer or Guarantor (as applicable) shall give prompt notice of such subsequent determination by publication in accordance with Condition 13 and any earlier redemption notice shall be revoked and of no further effect.

Notwithstanding the foregoing, and so long as the certification, documentation, information or other reporting requirement referred to in the preceding paragraph would be fully satisfied by payment of back-up withholding tax or similar charge, the Issuer or Guarantor (as applicable) may elect to pay as additional interest such additional amounts as may be necessary so that every net payment made outside the United States and its possessions following the effective date of such requirement by the Issuer, the Guarantor or any of the Paying Agents in respect of any Bond or any Coupon of which the beneficial owner is a United States Alien (but without any requirement that the nationality, residence or identity, other than status as United States Alien, of such beneficial owner be disclosed to the Issuer, the Guarantor, any Paying Agent or any governmental authority) after deduction or withholding, for or on account of such back-up withholding tax or similar charge (other than a back-up withholding tax or similar charge) that (i) would not be applicable in the circumstances referred to in the parenthetical clause of the first sentence of the preceding paragraph, or (ii) is imposed as a result of the presentation of such Bond or Coupon for payment more than 15 days after the date on which such payment became due and payable or on which payment thereof was duly provided for, whichever occurred later), will not be less than the amount provided for in such Bond or Coupon to be then due and payable. If the Issuer or Guarantor (as applicable) elects to pay additional amounts pursuant to this paragraph, and as long as the Issuer or Guarantor is obligated to pay such additional amounts, the Issuer or Guarantor (as applicable) shall have the right to redeem the Bonds at any time in whole but not in part at their principal amount together with interest accrued to but excluding the date of redemption and notice of such redemption of the Bonds will be given to the holders of the Bonds not more than 60 nor less than 30 days prior to the date fixed for redemption in accordance with Condition 13. If the Issuer or Guarantor (as applicable) elects to pay additional amounts pursuant to this paragraph and the condition specified in the first sentence of this paragraph should no longer be satisfied, then the Issuer or Guarantor (as applicable) shall redeem the Bonds pursuant to the provisions of the immediately preceding paragraph.

For the purposes of this Condition 8(2)(b), the term “United States Alien” has the meaning as defined in Condition 9.

(3)	The Issuer, Guarantor or any of their respective Subsidiaries may at any time purchase Bonds (provided that all unmatured Coupons appertaining to the Bonds are purchased with the Bonds) in any manner and at any price. If purchases are made by tender, tenders must be available to all Bondholders alike.

(4)	All Bonds which are (a) redeemed or (b) purchased by or on behalf of the Issuer, Guarantor or any of their respective Subsidiaries will forthwith be cancelled, together with all relative unmatured Coupons attached to the Bonds or surrendered with the Bonds and accordingly may not be reissued or resold.

(5)	Upon the expiry of any notice as is referred to in paragraph (2)(a) above the Issuer or the Guarantor (as the case may be) shall be bound to redeem the Bonds in whole but not in part at their principal amount together with interest accrued to but excluding the redemption date.

9.	TAXATION

(1)	The Issuer or the Guarantor (if payment is required under the Guarantee) will pay to a Bondholder or a Couponholder who is a United States Alien (as defined below) such additional amounts as may be necessary in order that every net payment of the principal of and interest on such Bonds or Coupon, after deduction or withholding for or on account of any present or future tax, assessment or governmental charge (“Taxes”) imposed by the United States or the Netherlands or any political subdivision or taxing authority thereof or therein upon or as a result of such payment, will not be less than the amount provided for in the Bonds or the Coupons to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply to any one or more of the following:

(i)	any tax, assessment or governmental charge which would not have been so imposed but for the existence of any present or former connection between such holder (or between a fiduciary, settlor or beneficiary of, or possessor of a power over, such holder if such holder is an estate or trust, or between a member or shareholder of such holder if such holder is a partnership or corporation) and the United States or the Netherlands, including, without limitation, (x) such holder (or such fiduciary, settlor, beneficiary, possessor, member or shareholder) being or having been a citizen or resident or treated as a resident thereof, or being or having been engaged in trade or business or present therein or having or having had a permanent establishment therein, or (y) such holder’s present or former status as personal holding company, a controlled foreign corporation, foreign personal holding company, passive foreign investment company or foreign private foundation or other tax-exempt organization for United States tax purposes or a corporation which accumulates earnings to avoid United States federal income tax; or

(ii)	any tax, assessment or other governmental charge which would not have been so imposed but for the presentation by the holder of a Bond or Coupon for payment on a date more than 15 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later (such date, the “Relevant Date”); or

(iii)	any estate, inheritance, gift, sales, transfer, personal property or any similar tax, assessment or other governmental charge; or

(iv)	any tax, assessment or other governmental charge which would not have been imposed but for the failure to comply with any certification, identification or other reporting requirements concerning the nationality, residence, identity or connection with the United States or the Netherlands (or another European Union Member State) of the holder or beneficial owner of a Bond or a Coupon, if compliance is required by statute or by regulation of the United States Treasury Department or the Netherlands Ministry of Finance or Netherlands tax authorities (or any European Union authority) as a precondition to exemption from such tax, assessment or other governmental charge; or

(v)	any tax, assessment or other governmental charge which is payable otherwise than by deduction or withholding from payments of principal of or interest on the Bonds; or

(vi)	any tax, assessment or other governmental charge required to be withheld by any Paying Agent from any payment on a Bond or Coupon if such payment can be made without such withholding by any other Paying Agent; or

(vii)	any tax, assessment or other governmental charge imposed on interest received by a person described in Section 871(h)(3)(B) or Section 881(c)(3)(A) of the U.S. Internal Revenue Code of 1986 as amended (or any successor provision thereto), nor will additional amounts be paid with respect to any payment of principal of or interest in respect of any Bond to any United States Alien who is a fiduciary or partnership or other than the sole beneficial owner of any such payment to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of such payment would not have been entitled to the additional amounts had such beneficiary, settlor, member or beneficial owner been the holder of the Bond.

The term “United States Alien” means any person who, for United States federal income tax purposes, is a foreign corporation, a non-resident alien individual, a non-resident alien fiduciary of a foreign estate or trust, or a foreign partnership one or more of the members of which is, for United States federal income tax purposes, a foreign corporation, a non-resident alien individual or a non-resident alien fiduciary of a foreign estate or trust; the term “United States” means the United States of America (including the States thereof and the District of Columbia); and the term “possessions” means Puerto Rico, the U.S. Virgin Islands, Guam, American Samoa, Wake Island and the Northern Mariana Islands.

(2)	Any reference in these Conditions to any amounts in respect of the Bonds shall be deemed also to refer to any additional amounts which may be payable under this Condition.

10.	PRESCRIPTION

Bonds and Coupons will become void unless presented for payment within periods of 10 years (in the case of principal) and 5 years (in the case of interest) from the Relevant Date, as defined above, in respect of the Bonds or, as the case may be, the Coupons, subject to the provisions of Condition 6, and thereafter no claim may be made in respect thereof.

11.	EVENTS OF DEFAULT

(1)	The holder of any Bond may give notice to the Issuer that the Bond is, and it shall, accordingly forthwith become, immediately due and repayable at its principal amount, together with interest accrued to the date of repayment, in case one or more of the following events (each an “Event of Default”) shall have occurred and be continuing:

(a)	default in the payment of any installment of interest upon any of the Bonds, as and when the same shall become due and payable, and continuance of such default for a period of 30 days; or

(b)	default in the payment of the principal of or premium, if any, on any of the Bonds, as and when the same shall become due and payable either at maturity, upon redemption, by declaration or otherwise; or

(c)	failure on the part of the Issuer and/or the Guarantor duly to observe or perform any other of the covenants or agreements on the part of the Issuer and/or the Guarantor in respect of the Bonds, or in these Conditions contained with respect to the Bonds for a period of 60 days after the date on which written notice of such failure, requiring the Issuer and/or the Guarantor to remedy the same, shall have been given to the Issuer and/or the Guarantor by the Fiscal Agent, or to the Issuer and/or the Guarantor and the Fiscal Agent by the holders of at least 25% in aggregate principal amount of the Bonds at the time outstanding; or

(d)	default in the making of any payment for a mandatory sinking, purchase or analogous fund provided for in respect of the Bonds, as and when the same shall become due and payable; or

(e)	the entry of an order for relief in respect of any petition filed against the Issuer and/or the Guarantor under the Federal Bankruptcy Act or any other applicable bankruptcy laws or the entry of a decree or order by a court having competent jurisdiction in the premises in respect of any petition filed or action taken against the Issuer and/or the Guarantor looking to reorganisation, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any other present or future U.S. Federal or state statute, law or regulation, or any other applicable statute, law or regulation, resulting in the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Issuer and/or the Guarantor or of any substantial part of its property, or resulting in the winding-up or liquidation of its affairs, all without the consent or acquiescence of the Issuer and/or the Guarantor, and the continuance of any such decree or order is unstayed and in effect for a period of 60 consecutive days; or

(f)	the filing of a petition for relief under the Federal Bankruptcy Act or any other applicable bankruptcy laws by the Issuer and/or the Guarantor, or the consent, acquiescence or taking of any action by the Issuer and/or the Guarantor in support of a petition filed by or against it looking to reorganisation, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any other present or future U.S. Federal or State statute, law or regulation, or any other applicable statute, law or regulation or the appointment, with the consent of the Issuer and/or the Guarantor of any receiver, liquidator, custodian, assignee, trustee, sequestrator or other similar official of the Issuer and/or the Guarantor or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of the corporate action by the Issuer and/or the Guarantor in furtherance of any such action; or

(g)	a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer, the Guarantor or a Restricted Subsidiary (including these Bonds), whether such Indebtedness now exists or shall hereafter be created, which default shall have resulted in such Indebtedness, in an aggregate principal amount exceeding $2,000,000, having been declared due and payable prior to the date on which it would otherwise have become due and payable, without such Indebtedness having been discharged, or such acceleration having been rescinded or annulled, or there having been deposited in trust a sum of money sufficient to discharge in full such Indebtedness, within a period of 30 days after there shall have been given, by registered mail, to the Issuer and/or the Guarantor and the Fiscal Agent, or, if it is not an Indebtedness of the Issuer, to the Guarantor and the Fiscal Agent by the holders of at least 25% in aggregate principal amount of the Outstanding Bonds a written notice specifying such default and requiring the Issuer and/or the Guarantor, or, if it is not an Indebtedness of the Issuer, the Guarantor, to cause such Indebtedness to be discharged, cause to be deposited in trust a sum sufficient to discharge in full such Indebtedness or cause such acceleration to be rescinded or annulled and stating that such notice is a “Notice of Default” hereunder; provided, however, that the Fiscal Agent shall not be deemed to have knowledge of such default unless either (i) a Responsible Officer of the Fiscal Agent shall have actual knowledge of such default or (ii) the Fiscal Agent shall have received written notice thereof from the Issuer and/or the Guarantor, from the holder of any such Indebtedness or from any trustee under any such mortgage, indenture or other instrument, then and in each and every such case, unless the principal of the Bonds shall have already become due and payable, either the Fiscal Agent or the holders of not less than 25% in aggregate principal amount of the Bonds then outstanding hereunder, by notice in writing to the Issuer and/or the Guarantor and the Fiscal Agent, may declare the principal of and the accrued interest, if any, on the Bonds to be due and payable immediately and upon any such declaration the same shall become and shall be immediately due and payable, anything in these Conditions or in the Bonds contained to the contrary notwithstanding. Any declaration pursuant to this Condition 11 is, however, subject to the condition that if, at any time after the principal of the Bonds shall have been so declared due and payable and before any judgement or decree for the payment of the moneys due shall have been obtained or entered as hereinafter provided, the Issuer and/or the Guarantor shall pay or shall deposit with the Fiscal Agent a sum sufficient to pay all matured installments of interest upon all of the Bonds and the principal of and premium, if any, on any and all Bonds which shall have become due otherwise than by acceleration, with interest on overdue installments of interest (to the extent that payment of such interest is enforceable under applicable law) and on such principal and premium, if any, at the rate borne by the Bonds, to the date of such payment or deposit, and all sums paid or advances made by the Fiscal Agent hereunder and the reasonable compensation, expenses, costs, liabilities, and advances of the Fiscal Agent, its agents and counsel, and any and all defaults under these Conditions with respect to the Bonds, other than the nonpayment of principal of and accrued interest on the Bonds which shall have become due by acceleration, shall have been remedied, then and in every such case the holders of not less than fifty percent (50%) in aggregate principal amount of the Bonds then outstanding, by written notice to the Issuer and/or the Guarantor and to the Fiscal Agent, may waive all defaults related to such Bonds and rescind and annul such declaration and its consequences; but no such waiver or rescission and annulment shall extend to or shall affect any subsequent default or shall impair any right consequent thereon.

In case the Fiscal Agent shall have proceeded to enforce any right under these Conditions or the Fiscal Agency Agreement and such proceedings shall have been discontinued or abandoned because of such waiver, rescission or annulment or for any other reason or shall have been determined adversely to the Fiscal Agent, then and in every such case the Issuer and/or the Guarantor and the Fiscal Agent shall be restored respectively to their several positions and rights hereunder, and all rights, remedies and powers of the Issuer and/or the Guarantor and the Fiscal Agent shall continue as though no such proceedings had been taken.

(2)	For the purposes of this Condition 11:

(a)	“Indebtedness” has the meaning assigned thereto in Condition 4 above;

(b)	“Outstanding” has the meaning assigned thereto in Condition 4 above;

(c)	“Responsible Officer”, when used in respect to the Fiscal Agent, means the chairman and any vice chairman of the board of directors, the chairman of the executive committee of the board of directors, the president, any executive vice president, any senior vice president, any vice president, any second vice president, the controller, any assistant controller, the secretary, any assistant secretary, the treasurer, any assistant treasurer, any trust officer, any assistant trust officer, or any other officer or assistant officer of the Fiscal Agent customarily performing functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of his knowledge of and familiarity with the particular subject; and

(d)	“Restricted Subsidiary” has the meaning assigned thereto in Condition 4 above.

12.	REPLACEMENT OF BONDS AND COUPONS

Should any Bond or Coupon be lost, stolen, mutilated, defaced or destroyed it may be replaced at the specified office of the Fiscal Agent or the Paying Agent in Luxembourg upon payment by the claimant of the expenses incurred in connection with the replacement and on such terms as to evidence and indemnity as the Issuer may reasonably require. Mutilated or defaced Bonds or Coupons must be surrendered before replacements will be issued.

13.	NOTICES

All notices to the Bondholders will be valid if published in a leading English language daily newspaper published in London or such other English language daily newspaper with general circulation in Europe as the Issuer may decide and, so long as the Bonds are listed on the Luxembourg Stock Exchange and the rules of such exchange shall so require, in one daily newspaper published in Luxembourg. The Issuer shall also ensure that the notices are duly published in a manner which complies with the rules and regulations of any stock exchange on which the Bonds are for the time being listed. Any notice shall be deemed to have been given on the date of publication or, if so published more than once or on different dates, on the date of the first publication. It is expected that publication will normally be made in the Financial Times and the Luxemburger Wort.

14.	MEETINGS OF BONDHOLDERS AND MODIFICATION

(1)	The Fiscal Agency Agreement contains provisions for convening meetings of the Bondholders to consider any matter affecting their interests, including the modification by Extraordinary Resolution of these Conditions or the Guarantee or the provisions of the Fiscal Agency Agreement. The quorum at any meeting for passing an Extraordinary Resolution will be one or more persons present holding or representing a clear majority in principal amount of the Bonds for the time being Outstanding (as defined in Condition 4 above), or at any adjourned meeting one or more persons present whatever the principal amount of the Bonds held or represented by him or them, except that at any meeting, the business of which includes the modification of certain of these Conditions (including, without limitation, modifying the date of maturity of the Bonds or any date for payment of interest thereon, reducing or cancelling the amount of principal or the rate of interest payable in respect of the Bonds, or altering the currency of payment of the Bonds or Coupon) the necessary quorum for passing an Extraordinary Resolution will be one or more persons present holding or representing not less than two-thirds, or at any adjourned meeting not less than one-third, of the principal amount of the Bonds for the time being Outstanding. An Extraordinary Resolution passed at any meeting of the Bondholders will be binding on all Bondholders, whether or not they are present at the meeting, and on all Couponholders.

For the purpose of this Condition 14 “Extraordinary Resolution” shall mean a resolution passed at a meeting of the Bondholders duly convened and held in accordance with the provisions contained in the Fiscal Agency Agreement by a clear majority of the votes given on a poll or a show of hands, except that in the case of any meeting, the business of which includes the modification of certain of these Conditions (including, without limitation, modifying the date of maturity of the Bonds or any date for payment of interest thereon, reducing or cancelling the amount of principal or the rate of interest payable in respect of the Bonds, or altering the currency of payment of the Bonds or Coupon), the majority shall consist of not less than 75% of the votes given on a poll or a show of hands, as the case may be.

(2)	The Fiscal Agent may agree, without the consent of the Bondholders or Couponholders, to any modification of any of the terms and conditions of the Bonds, the Coupons or the Guarantee or any of the provisions of the Fiscal Agency Agreement which is not, in the opinion of the Fiscal Agent, materially prejudicial to the interests of the Bondholders or to any modification which is of a formal, minor or technical nature or to correct a manifest error.

(3)	Any modification shall be binding on the Bondholders and the Couponholders and, unless the Fiscal Agent agrees otherwise, any modification shall be notified by the Issuer to the Bondholders as soon as practicable thereafter in accordance with Condition 13.

15.	FURTHER ISSUES

The Issuer may from time to time without the consent of the Bondholders or Couponholders create and issue further bonds, having terms and conditions the same as those of the Bonds, or the same except for the amount of the first payment of interest, which may be consolidated and form a single series with the outstanding Bonds.

16.	GOVERNING LAW AND SUBMISSION TO JURISDICTION

(1)	The Fiscal Agency Agreement, the Guarantee, the Bonds and the Coupons are governed by, and will be constructed in accordance with the laws of the State of New York.

(2)	Any State or federal courts siting in the Borough of Manhattan, the City of New York shall have non-exclusive jurisdiction to settle any disputes which may arise out of or in connection with the Bonds, the Coupons, the Guarantee, or the Fiscal Agency Agreement, and accordingly any legal action or proceedings arising out of or in connection with the Bonds, the Coupons or the Fiscal Agency Agreement (“Proceedings”) may be brought in such courts. Each of the Issuer and the Guarantor irrevocably submits to the non- exclusive jurisdiction of such courts and waives any objection which it may now or hereafter have to Proceedings in any such courts whether on the ground of the laying of venue or on the ground that the Proceedings have been brought in an inconvenient forum and further agrees that a judgment in any Proceedings brought in such courts shall be conclusive and binding upon it and may be enforced in the courts of any other jurisdiction. Nothing in this Condition shall limit any right to take Proceedings against the Issuer and/or the Guarantor in any other court of competent jurisdiction, nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction, whether concurrently or not.

(3)	To the extent that either the Issuer or the Guarantor has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process with respect to itself or its property, the Issuer and the Guarantor irrevocably waive such immunity in respect of its obligations under the Guarantee or under any Bond or Coupon.

(4)	The Issuer and the Guarantor agree that the process by which any Proceedings in New York City are begun may be served on it by being delivered to it c/o CT Corporation System, 111 Eighth Avenue, New York, New York 10011. If the appointment of the person appointed to receive process on behalf of the Issuer or Guarantor ceases to be effective, the Issuer or Guarantor (as applicable) shall forthwith appoint a further person to accept service of process on its behalf and notify the name and address of such person to the Bondholders pursuant to Condition 13 and, failing such appointment within 15 days, the Fiscal Agent shall be entitled to appoint such a person by written notice addressed and delivered to the Issuer and the Guarantor.

SCHEDULE 3

- FORM OF GUARANTEE TO BE ENDORSED ON THE GLOBAL BONDS, THE BONDS
IN DEFINITIVE FORM AND THE COUPONS

GUARANTEE OF MILACRON INC.

1.	Milacron Inc. (the “Guarantor”) as primary obligor unconditionally and irrevocably:

(a)	guarantees to the holder from time to time of each Bond or Coupon by way of continuing guarantee the due and punctual payment of all amounts payable by the Issuer in respect of the Bond or Coupon (including any additional amounts which may become payable under Condition 9) as and when the same shall become due according to the conditions; and

(b)	agrees that, if and each time that the Issuer shall fail to make any payments as and when the same become due, the Guarantor will on demand (without requiring the relevant Bondholder or Couponholder first to take steps against the Issuer or any other person) pay to the relevant Bondholder or Couponholder the amounts otherwise due under the terms of the Fiscal Agency Agreement in the currency in which the amounts are payable by the Issuer.

2.	All payments by the Guarantor under this Guarantee to a Bondholder or Couponholder who is a United States Alien (as defined below) will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature (“Taxes”) imposed or levied by or on behalf of the Netherlands, the United States of America or any political subdivision or authority or any State thereof or therein, as the case may be, having power to tax, unless the withholding or deduction of the Taxes is required by law. In that event, the Guarantor will pay to a Bondholder who is a United States Alien such additional amounts as may be necessary in order that the net amounts received by the holders of the Bonds and Coupons after the withholding or deduction shall equal the respective amounts then due and payable which would have been receivable in respect of the Bonds or, as the case may be, Coupons, in the absence of the withholding or deduction; except that the foregoing obligation to pay additional amounts shall not apply to any one or more of the following:

(a)	any tax, assessment or governmental charge which would not have been so imposed but for the existence of any present or former connection between such holder (or between a fiduciary, settlor or beneficiary of, or possessor of a power over, such holder if such holder is an estate or trust, or between a member or shareholder of such holder if such holder is a partnership or corporation) and the United States or the Netherlands, including, without limitation, (x) such holder (or such fiduciary, settlor, beneficiary, possessor, member or shareholder) being or having been a citizen or resident or treated as a resident thereof, or being or having been engaged in trade or business or present therein or having or having had a permanent establishment therein, or (y) such holder’s present or former status as personal holding company, a controlled foreign corporation, foreign personal holding company, passive foreign investment company or foreign private foundation or other tax-exempt organization for United States tax purposes or a corporation which accumulates earnings to avoid United States federal income tax; or

(b)	any tax, assessment or other governmental charge which would not have been so imposed but for the presentation by the holder of a Bond or Coupon for payment on a date more than 15 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later (such date, the “Relevant Date”); or

(c)	any estate, inheritance, gift, sales, transfer, personal property or any similar tax, assessment or other governmental charge; or

(d)	any tax, assessment or other governmental charge which would not have been imposed but for the failure to comply with any certification, identification or other reporting requirements concerning the nationality, residence, identity or connection with the United States or the Netherlands (or another European Union Member State) of the holder or beneficial owner of a Bond or a Coupon, if compliance is required by statute or by regulation of the United States Treasury Department or the Netherlands Ministry of Finance or Netherlands tax authorities (or any European Union authority) as a precondition to exemption from such tax, assessment or other governmental charge; or

(e)	any tax, assessment or other governmental charge which is payable otherwise than by deduction or withholding from payments of principal of or interest on the Bonds; or

(f)	any tax, assessment or other governmental charge required to be withheld by any Paying Agent from any payment on a Bond or Coupon if such payment can be made without such withholding by any other Paying Agent; or

(g)	any tax, assessment or other governmental charge imposed on interest received by a person described in Section 871(h)(3)(B) or Section 881(c)(3)(A) of the U.S. Internal Revenue Code of 1986 as amended (or any successor provision thereto), nor will additional amounts be paid with respect to any payment of principal of or interest in respect of any Bond to any United States Alien who is a fiduciary or partnership or other than the sole beneficial owner of any such payment to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of such payment would not have been entitled to the additional amounts had such beneficiary, settlor, member or beneficial owner been the holder of the Bond.

The term “United States Alien” means any person who, for United States federal income tax purposes, is a foreign corporation, a non-resident alien individual, a non-resident alien fiduciary of a foreign estate or trust, or a foreign partnership one or more of the members of which is, for United States federal income tax purposes, a foreign corporation, a non-resident alien individual or a non-resident alien fiduciary of a foreign estate or trust; the term “United States” means the United States of America (including the States thereof and the District of Columbia); and the term “possessions” means Puerto Rico, the U.S. Virgin Islands, Guam, American Samoa, Wake Island and the Northern Mariana Islands.

3.	The obligations of the Guarantor under this Guarantee shall not be affected by any matter or thing which but for this provision might operate to affect the obligations including, without limitation:

(a)	any time or indulgence granted to or composition with the Issuer or any other person;

(b)	the taking, variation, renewal or release of remedies or securities against the Issuer or any other person;

(c)	any unenforceability, invalidity or irregularity.

4.	Where any discharge of the Guarantor’s obligations under the Guarantee (whether in respect of the obligations of the Issuer or any security for the obligations of the Issuer or otherwise) is made in whole or in part or any arrangement is made on the faith of any payment, security or other disposition which is avoided or must be repaid on bankruptcy, liquidation or otherwise without limitation, the liability of the Guarantor under this Guarantee shall continue as if there had been no discharge or arrangement.

5.	the Guarantor will not itself, and will not permit any Restricted Subsidiary to, incur, issue, assume, guarantee or create any Secured Funded Debt, without effectively providing concurrently with the incurrence, issuance, assumption, guaranty or creation of any such Secured Funded Debt that the Bonds (together with, if the Guarantor shall so determine, any other indebtedness of the Guarantor or such Restricted Subsidiary then existing or thereafter created which is not subordinated to the Bonds) shall be secured equally and ratably with (or prior to) such Secured Funded Debt, so long as such Secured Funded Debt shall be secured by a Lien, unless, after giving effect thereto, the sum of the aggregate amount of all outstanding Secured Funded Debt of the Guarantor and its Restricted Subsidiaries together with all Attributable Debt in respect of sale and leaseback transactions relating to a Principal Property (with the exception of Attributable Debt which is excluded pursuant to clauses 6(a) to (f) below), would not exceed 10% of Consolidated Net Tangible Assets of the Guarantor and its Restricted Subsidiaries; provided, however, that this paragraph shall not apply to, and there shall be excluded from Secured Funded Debt in any computation under this clause 5, Funded Debt secured by:

(a)	Liens on property of any corporation existing at the time such corporation becomes a Subsidiary;

(b)	Liens on property existing at the time of acquisition thereof or incurred within 180 days of the time of acquisition thereof (including, without limitation, acquisition through merger or consolidation) by the Guarantor or any Restricted Subsidiary;

(c)	Liens on property hereafter acquired (or constructed) by the Guarantor or any Restricted Subsidiary and created prior to, at the time of, or within 270 days after such acquisition through merger or consolidation (or the completion of such construction or commencement of commercial operation of such property, whichever is later) to secure or provide for the payment of all or any part of the purchase price (or the construction price) thereof;

(d)	Liens in favour of the Guarantor or any Restricted Subsidiary;

(e)	Liens in favour of the United States of America, any State or possession thereof or the District of Columbia, or any agency, department or other instrumentality thereof, to secure partial, progress, advance or other payments pursuant to any contract or provision of any statute;

(f)	Liens incurred or assumed in connection with an issuance of revenue bonds the interest on which is exempt from Federal income taxation pursuant to Section 103(b) of the United States Internal Revenue Code of 1954, as amended;

(g)	Liens securing the performance of any contract or undertaking not directly or indirectly in connection with the borrowing of money, the obtaining of advances or credit or the securing of Funded Debt, if made and continuing in the ordinary course of business;

(h)	Liens incurred (no matter when created) in connection with the Guarantor’s or a Restricted Subsidiary’s engaging in leveraged or single-investor lease transactions, provided that the instrument creating or evidencing any borrowings secured by such Lien shall provide that such borrowings are payable solely out of the income and proceeds of the property subject to such Lien and are not a general obligation of the Guarantor or such Restricted Subsidiary;

(i)	Liens held by banks to secure amounts due to such banks in the ordinary course of business or Liens under workers’ compensation laws, unemployment insurance law or similar legislation, or good faith deposits in connection with bids, tenders, contracts or deposits to secure public or statutory obligations of the Guarantor or any Restricted Subsidiary, or deposits of cash or obligations of the United States of America to secure surety and appeal bonds to which the Guarantor or any Restricted Subsidiary is a party or in lieu of such bonds, or pledges or deposits for similar purposes in the ordinary course of business, or Liens imposed by law, such as labourers’ or other employees’, carriers’, warehousemen’s, mechanics’, materialmen’s and vendors’ Liens and Liens arising out of judgments or awards against the Guarantor or any Restricted Subsidiary with respect to which the Guarantor or such Restricted Subsidiary at the time shall be prosecuting an appeal or proceedings for review and with respect to which it shall have secured a stay of execution pending such appeal or proceedings for review, or Liens for taxes not yet subject to penalties for nonpayment or the amount or validity of which is being in good faith contested by appropriate proceedings by the Guarantor or any Restricted Subsidiary, as the case may be, or minor survey exceptions, minor encumbrances, easements or reservations of, rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions or Liens as to the use of real properties, which Liens, exceptions, encumbrances, easements, reservations, rights and restrictions do not, in the opinion of the Guarantor, in the aggregate materially detract from the value of said properties or materially impair their use in the operation of the business of the Guarantor and its Restricted Subsidiaries;

(j)	Liens incurred to finance construction, alteration or repair of any Principal Property and improvements thereto prior to or within 270 days after completion of such construction, alteration or repair; or

(k)	any extension, renewal, refunding or replacement (or successive extensions, renewals, refundings or replacements), as a whole or in part, of any Lien referred to in the foregoing clauses (a) to (j), inclusive; provided, however, that (I) such extension, renewal, refunding or replacement Lien shall be limited to all or a part of the same property that secured the Lien extended, renewed, refunded or replaced (plus improvements on such property) and (II) the Funded Debt secured by such Lien at such time is not increased.

6.	The Guarantor will not, nor will it permit any Restricted Subsidiary to, enter into any arrangement with any person providing for the leasing by the Guarantor or any Restricted Subsidiary of any Principal Property of the Guarantor or any Restricted Subsidiary, which Principal Property has been or is to be sold or transferred by the Guarantor or such Restricted Subsidiary to such person (herein referred to as a “sale and leaseback transaction”) unless, after giving effect thereto, the aggregate amount of all Attributable Debt with respect to all such sale and leaseback transactions plus all Secured Funded Debt (with the exception of Funded Debt secured by Liens which is excluded pursuant to clauses 5(a) to (k) above) would not exceed 10% of Consolidated Net Tangible Assets of the Guarantor and its Restricted Subsidiaries. This covenant shall not apply to, and there shall be excluded from Attributable Debt in any computation under clause 5 or this clause 6, Attributable Debt with respect to, any sale and leaseback transaction if:

(a)	the Guarantor or a Restricted Subsidiary is permitted to create Funded Debt secured by a Lien pursuant to clauses 5 (a) to (k) above on the Principal Property to be leased, in an amount equal to the Attributable Debt with respect to such sale and leaseback transaction, without equally and rateably securing the Bonds;

(b)	the Guarantor or a Restricted Subsidiary within 270 days after the sale or transfer shall have been made by the Guarantor or a Restricted Subsidiary shall apply an amount in cash equal to the greater of (I) the net proceeds of the sale or transfer of the Principal Property leased pursuant to such arrangement or (II) the fair market value of the Principal Property so leased at the time of entering into such arrangement (as determined by any two of the following officers of the Guarantor: the chairman or vice chairman of the Board of Directors, the president, any executive vice president or vice president, the treasurer and the controller) to the retirement of Secured Funded Debt of the Guarantor or any Restricted Subsidiary (other than Secured Funded Debt owned by the Guarantor or any Restricted Subsidiary); provided, that the amount to be applied to such retirement shall be reduced by the aggregate principal amount of other Secured Funded Debt voluntarily retired by the Guarantor within 270 days after such sale or transfer (notwithstanding the foregoing, no retirement referred to in this item (b) may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision);

(c)	the Guarantor or a Restricted Subsidiary applies the net proceeds of the sale or transfer of the Principal Property leased pursuant to such transaction to investment in another Principal Property within 270 days prior or subsequent to such sale or transfer; provided that this exception shall apply only if such proceeds invested in such other Principal Property shall not exceed the total acquisition, repair, alteration and construction cost of the Guarantor or any Restricted Subsidiary in such other

Principal Property less amounts secured by any purchase money or construction mortgages on such Principal Property;

(d)	the effective date of any such arrangement is within 270 days of the acquisition of the Principal Property (including, without limitation, acquisition by merger or consolidation) or the completion of construction and commencement of operation thereof, whichever is later;

(e)	the lease in such sale and leaseback transaction is for a term, including renewals, of not more than three years; or

(f)	such sale and leaseback transaction is entered into between the Guarantor and a Restricted Subsidiary or between Restricted Subsidiaries.

7.	So long as any of the Bonds remains outstanding, the Guarantor will not permit any of its Restricted Subsidiaries to contract, create, incur, assume or suffer to exist any Indebtedness, except:

(a)	The Bonds and any other Indebtedness of the Issuer whether now existing or incurred hereafter;

(b)	Existing Indebtedness of Restricted Subsidiaries (other than the Issuer);

(c)	Indebtedness of a Restricted Subsidiary (other than the Issuer) owing to and held by the Guarantor or another Restricted Subsidiary;

(d)	Any undrawn amounts under the Amended and Restated Revolving Credit Agreement, dated as of November 30, 1998, among the Guarantor, Milacron Kunststoffmaschinen Europe GmbH, Cincinnati Grundstucksverwaltung GmbH, the lenders listed therein and Bankers Trust Company, as agent, as amended by Amendment No. One, dated as of March 31, 1999, and Amendment No. Two, dated as of January 31, 2000;

(e)	Indebtedness of a Restricted Subsidiary (other than the Issuer) acquired as a result of a Permitted Acquisition (or Indebtedness assumed at the time of a Permitted Acquisition of an asset securing such Indebtedness); provided that (i) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition, (ii) at the time of such Permitted Acquisition, such Indebtedness does not exceed 50% of the then total Fair Market Value of the Subsidiary, or of the asset so acquired, as the case may be, (iii) so long as, before and after giving effect to such Permitted Acquisition, no Default or Event of Default shall have occurred or would result therefrom and (iv) such Indebtedness is not recourse to any assets of the Guarantor or its Subsidiaries other than the Subsidiary and assets so acquired;

(f)	additional Indebtedness of the Restricted Subsidiaries (other than the Issuer) not otherwise permitted hereunder not exceeding $150,000,000 in aggregate principal amount at any time outstanding;

(g)	Indebtedness incurred by a Restricted Subsidiary (other than the Issuer) in connection with any cash management credit facility agreements entered into between the Restricted Subsidiaries and banks providing for the zero-balancing between cash accounts held by any of the Restricted Subsidiaries and any rights of set-off of credits and debits of any of the Restricted Subsidiaries with the bank, provided that the debt outstanding at any one time does not exceed $20,000,000;

(h)	(viii) Indebtedness incurred by a Restricted Subsidiary (other than the Issuer) under interest rate agreements, currency exchange agreements, commodity price protection agreements or other similar agreements entered into for the purpose of limiting risk in the ordinary course of the financial management of the Restricted Subsidiary and not for speculative purposes:

(i)	Permitted Refinancing Indebtedness incurred in respect of Debt incurred pursuant to clauses (a), (b), (d), (e) and (f).

8.	For the purposes of clauses 5, 6 and 7:

(a)	“Attributable Debt” means as to any particular lease under which either the Guarantor or any Restricted Subsidiary is at any time liable as lessee and at any date as of which the amount thereof is to be determined, the total net obligations of the lessee for rental payments during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended) discounted from the respective due dates thereof to such date at a rate per annum equivalent to the greater of (i) the average Yield to Maturity of the outstanding Bonds hereunder and (ii) the interest rate inherent in such lease (as determined in good faith by the Guarantor), both to be compounded semiannually.

(b)	“Capital Lease Obligations” of either the Guarantor or any Restricted Subsidiary means the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real property, the term of which extends beyond twelve months, which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such person under generally accepted accounting principles (including Statement No. 13 of Financial Accounting Standards Board and, for the purposes of this Terms and Conditions, the amount of such obligation shall be the capitalised amount thereof, determined in accordance with generally accepted accounting principles (including such Statement No. 13).

(c)	“Consolidated Net Tangible Assets” means, at any date, the total assets appearing on the most recent consolidated balance sheet of the Guarantor and its Restricted Subsidiaries as at the end of a fiscal quarter of the Guarantor, prepared in accordance with generally accepted accounting principles, less (i) all current liabilities (due within one year) as shown on such balance sheet, (ii) applicable reserves, (iii) investments in and advances to Unrestricted Subsidiaries but which are not Subsidiaries at the time of such balance sheet or other entities accounted for on the equity method of accounting, and (iv) Intangible Assets and liabilities relating thereto. “Intangible Assets” shall mean the value (net of any applicable reserves), as shown on or reflected in such balance sheet, of: (i) all trade names, trademarks, licenses, patents, copyrights, service marks, goodwill and other like intangibles; (ii)

organisational and development costs; (iii) deferred charges (other than prepaid items such as insurance, taxes, interest, commissions, rents and similar items and tangible assets being amortised); and (iv) unamortised debt discount and expense, less unamortised premium.

(d)	“Default” means any event, act or condition which with notice or lapse of time or both would constitute an Event of Default if that condition or event were not cured or removed within any applicable grace or cure period.

(e)	“Existing Indebtedness” means all Indebtedness in existence on date of the issue of the Temporary Global Bond.

(f)	“Fair Market Value” means, in respect of property of the Guarantor and its Subsidiaries, the fair market value thereof, determined in the good faith judgment of the chief financial officer of the Guarantor on the basis of an assumed arms-length sale of such property to an independent Person not affiliated with the Guarantor or its Subsidiaries, assuming neither party is under any compulsion to buy or sell and that each has knowledge of all relevant facts and circumstances.

(g)	“Funded Debt” means any indebtedness maturing more than twelve months after the time of computation thereof, guarantees of Funded Debt or of dividends of others (except guarantees in connection with the sale or discount of accounts receivable, trade acceptances and other paper arising in the ordinary course of business), and in the case of any Restricted Subsidiary all preferred stock of such Restricted Subsidiary, and all Capital Lease Obligations.

(h)	“Indebtedness” means at any time, without duplication, (i) all obligations for borrowed money, evidenced by bonds, debentures, notes, or other similar instruments, including bank loans, letters of credit and banker’s acceptance, and (ii) Funded Debt.

(i)	(i) “Outstanding” or “outstanding”, when used with reference to Bonds, shall, subject to the provisions of (ii) below, mean all Bonds theretofore authenticated and delivered by the Fiscal Agent under these Conditions, except: (I) Bonds theretofore cancelled by the Fiscal Agent or delivered to the Fiscal Agent for cancellation; (II) Bonds, or portions thereof, for the payment or redemption of which moneys in the necessary amount shall have been deposited in trust with the Fiscal Agent or with any Paying Agent or shall have been set aside and segregated in trust by the Issuer or the Guarantor (if the Issuer or the Guarantor acts as their own paying agent); provided that if such Bonds are to be redeemed prior to the maturity thereof, notice of such redemption shall have been given as in Condition 8 provided, or provision satisfactory to the Fiscal Agent shall have been made for giving such notice; (III) Bonds in lieu of or in exchange and substitution for which other Bonds shall have been authenticated and delivered, or which have been paid, pursuant to the terms of Condition 12; (IV) Those Bonds which have become void under Condition 10; and (V) The Temporary Global Bond to the extent that it has been duly exchanged for the Permanent Global Bond and the Permanent Global Bond to the extent that it has been exchanged for the Bonds in definitive form in each case pursuant to their respective provisions.

(ii) In determining whether the holders of the requisite aggregate principal amount of Bonds have concurred in any request, demand, authorisation, notice, direction, consent or waiver under these Conditions, Bonds, which are owned by the Issuer or the Guarantor or any other obligor under the Bonds or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuer or the Guarantor or any other obligor on the Bonds shall be disregarded and deemed not to be outstanding for the purpose of any such determination; provided that for the purposes of determining whether the Fiscal Agent shall be protected in relying on any such request, demand, authorisation, notice, direction, consent or waiver, only Bonds which the Fiscal Agent knows are so owned shall be so disregarded. Bonds so owned which have been pledged in good faith may be regarded as outstanding for the purpose of this clause 8(i)(ii) if the pledgee shall establish to the satisfaction of the Fiscal Agent the pledgee’s rights to vote such Bonds and that the pledgee is not a person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuer or the Guarantor or any such other obligor. In the case of a dispute as to such right, any decision by the Fiscal Agent taken upon the advice of counsel shall be full protection to the Fiscal Agent.

(j)	“Permitted Acquisition’’ means (a) the merger or consolidation of any Person into or with the Guarantor or into or with any wholly-owned Subsidiary of the Guarantor or (b) the acquisition by the Guarantor or any of its wholly-owned Subsidiaries of all or substantially all of the assets of any Person (or all or substantially all of the assets of a product line or division of any Person) not already a Subsidiary of the Guarantor or 90% or more of the capital stock of any such Person; provided that any such merger, consolidation or acquisition shall only be a Permitted Acquisition so long as no Default or Event of Default exists (or will result from such acquisition).

(k)	“Permitted Refinancing Debt” means any Indebtedness that refinances any other Indebtedness, including any successive refinancings, so long as (a) such Indebtedness is in an aggregate principal amount (or if incurred with original issue discount, an aggregate issue price) not in excess of the sum of (i) the aggregate principal amount (or if incurred with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced, and (ii) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to such refinancing, (b) the stated maturity of such Indebtedness is no earlier than the stated maturity of the Indebtedness being refinanced and (c) the new Indebtedness shall not be senior in right of payment to the Indebtedness that is being refinanced.

(l)	“Person” means and includes any person, firm, corporation, association, trust or other enterprise or any governmental or political subdivision or agency, department or instrumentality thereof.

(m)	“Principal Property” shall mean any manufacturing plant located in the United States of America and owned and operated by the Guarantor or any Restricted Subsidiary on or after the date hereof, and any manufacturing equipment owned by the Guarantor or any Restricted Subsidiary on or after the date hereof in such manufacturing plant. “Manufacturing equipment” is understood to be manufacturing equipment in such manufacturing plant directly used in the production of the Guarantor’s products and parts and components thereof, and not to include office equipment, computer equipment, rolling stock and other equipment not directly used in the production of the Guarantor’s products.

(n)	“Restricted Subsidiary” means each Subsidiary other than Unrestricted Subsidiaries.

(o)	“Secured Funded Debt” means Funded Debt which is secured by any pledge of, or mortgage, security interest or other lien on any Principal Property of the Guarantor or any Restricted Subsidiary, and “Liens” shall mean such pledges, mortgages, security interests and other liens.

(p)	“Subsidiary” means any corporation at least a majority of the outstanding voting stock of which is owned directly or indirectly by the Guarantor or by one or more Subsidiaries of the Guarantor, or by the Guarantor and one or more Subsidiaries.

(q)	“Unrestricted Subsidiary” means Milacron Commercial Corp., Milacron Assurance Ltd., Amertool Services, Inc., Subsidiaries of the foregoing, and other Subsidiaries designated as Unrestricted Subsidiaries from time to time by the Board of Directors of the Guarantor.

(r)	“Yield to Maturity” means the yield to maturity, calculated at the time of issuance of the Bonds or, if applicable, at the most recent redetermination of interest on the Bonds and calculated in accordance with generally accepted financial practice.

9.	The Guarantor represents and warrants that:

(a)	the obligations of the Guarantor under this Guarantee constitute direct, unconditional and (subject to the provisions of clauses 5, 6 and 7) unsecured obligations of the Guarantor and (subject as aforesaid) rank and will rank pari passu with all other outstanding unsecured and unsubordinated obligations of the Guarantor, present and future, but, in the event of insolvency, only to the extent permitted by applicable laws relating to creditors’ rights; and

(b)	all necessary governmental consents and authorisations for the giving and implementation of this Guarantee have been obtained.

10.	Until all amounts which may be or become payable under the Bonds and the Coupons have been irrevocably paid in full, the Guarantor shall not by virtue of this Guarantee be subrogated to any rights of any holder of any Bond or Coupon or claim in competition with the holders against the Issuer.

11.	This Guarantee shall enure for the benefit of the Bondholders and Couponholders. The Guarantor covenants in favour of each Accountholder (as defined in the Bond on which this Guarantee is endorsed) that it will perform all the obligations expressed to be performed by it in this Guarantee and acknowledges that each Accountholder, subject to Clause 22.1, may take proceedings to enforce this covenant directly against the Guarantor.

12.	(a) This Guarantee is governed by, and will be constructed in accordance with the laws of the State of New York.

(b)	Any State or federal courts siting in the Borough of Manhattan, the City of New York shall have non-exclusive jurisdiction to settle any disputes which may arise out of or in connection with the Bonds, the Coupons, the Guarantee, or the Fiscal Agency Agreement, and accordingly any legal action or proceedings arising out of or in connection this Guarantee (“Proceedings”) may be brought in such courts. The Guarantor irrevocably submits to the non-exclusive jurisdiction of such courts and waives any objection which it may now or hereafter have to Proceedings in any such courts whether on the ground of the laying of venue or on the ground that the Proceedings have been brought in an inconvenient forum and further agrees that a judgement in any Proceedings brought in such courts shall be conclusive and binding upon it and may be enforced in the courts of any other jurisdiction. Nothing in this Condition shall limit any right to take Proceedings against the Guarantor in any other court of competent jurisdiction, nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction, whether concurrently or not.

(c)	To the extent that the Guarantor has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process with respect to itself or its property, the Guarantor irrevocably waives such immunity in respect of its obligations under the Guarantee.

(d)	The Guarantor agrees that the process by which any Proceedings in New York City are begun may be served on it by being delivered to it c/o CT Corporation System, 111 Eighth Avenue, New York, New York 10011. If the appointment of the person appointed to receive process on behalf of the Guarantor ceases to be effective, the Guarantor (as applicable) shall forthwith appoint a further person to accept service of process on its behalf and notify the name and address of such person to the Bondholders pursuant to Condition 13 and, failing such appointment within 15 days, the Fiscal Agent shall be entitled to appoint such a person by written notice addressed and delivered to the Issuer and the Guarantor.

(e)	Nothing in this Guarantee shall affect the right to serve process in any other manner permitted by law.

(f)	The Guarantor waives with respect to this Guarantee any right to claim sovereign or other immunity from jurisdiction or execution and any similar defence, and irrevocably consents to the giving of any relief or the issue of any process, including, without limitation, the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment made or given in connection with any Proceedings.

Dated: April 6, 2000

MILACRON INC.

By:     ____________

Name:     __________

Title:     ___________

SCHEDULE 4

PROVISIONS FOR MEETINGS OF BONDHOLDERS

1.	As used in this schedule the following expressions shall have the following meanings unless the context otherwise requires:

(a)	“Voting Certificate” shall mean an English language certificate issued by a Paying Agent and dated in which it is stated:

(i)	that on the date of the Voting Certificate Bonds (not being Bonds in respect of which a Block Voting Instruction has been issued and is outstanding in respect of the meeting specified in the Voting Certificate and any adjourned meeting) were deposited with the Paying Agent or (to the satisfaction of the Paying Agent) were held to its order or under its control and that the Bonds will not cease to be so deposited or held until the first to occur of:

(A)	the conclusion of the meeting specified in the Voting Certificate or, if applicable, any adjourned meeting; and

(B)	the surrender of the Voting Certificate to the Paying Agent who issued the same; and

(ii)	that the bearer of the Voting Certificate is entitled to attend and vote at the meeting and any adjourned meeting in respect of the Bonds represented by the Voting Certificate;

(b)	“Block Voting Instruction” shall mean an English language document issued by a Paying Agent and dated in which:

(i)	it is certified that Bonds (not being Bonds in respect of which a Voting Certificate has been issued and is outstanding in respect of the meeting specified in the Block Voting Instruction and any adjourned meeting) have been deposited with the Paying Agent or (to the satisfaction of the Paying Agent) were held to its order or under its control and that the Bonds will not cease to be so deposited or held until the first to occur of:

(A)	the conclusion of the meeting specified in the document or, if applicable, any adjourned meeting; and

(B)	the surrender to the Paying Agent not less than 48 hours before the time for which the meeting or any adjourned meeting is convened of the receipt issued by the Paying Agent in respect of each deposited Bond which is to be released or (as the case may require) the Bond ceasing with the agreement of the Paying Agent to be held to its order or under its control and the giving of notice by the Paying Agent to the Issuer under paragraph 17 of the necessary amendment to the Block Voting Instruction;

(ii)	it is certified that each holder of the Bonds has instructed the Paying Agent that the vote(s) attributable to the Bonds so deposited or held should be cast in a particular way in relation to the resolution to be put to the meeting or any adjourned meeting and that all the instructions are, during the period commencing 48 hours before the time for which the meeting or any adjourned meeting is convened and ending at the conclusion or adjournment, neither revocable nor capable of amendment;

(iii)	the total number, total principal amount and the serial numbers (if available) of the Bonds so deposited or held are listed distinguishing, with regard to each resolution, between those in respect of which instructions have been correctly given that the attributable votes should be cast in favour of the resolution and those in respect of which instructions have been so given that the attributable votes should be cast against the resolution; and

(iv)	one or more persons named in the Block Voting Instruction (a “proxy”) is or are authorised and instructed by the Paying Agent to cast the votes attributable to the Bonds so listed in accordance with the instructions referred to in subparagraph (iii) as set out in the Block Voting Instruction.

The holder of any Voting Certificate or the proxies named in any Block Voting Instruction shall for all purposes in connection with the relevant meeting or adjourned meeting of Bondholders be deemed to be the holder of the Bonds to which the Voting Certificate or Block Voting Instruction relates and the Paying Agent with which the Bonds have been deposited or the person holding the same to the order or under the control of the Paying Agent shall be deemed for such purpose not to be the holder of those Bonds.

2.	The Issuer or the Guarantor may at any time and the Issuer shall upon a requisition in writing signed by the holders of not less than 25% in principal amount of the Bonds for the time being outstanding convene a meeting of the Bondholders and if the Issuer makes default for a period of seven days in convening a meeting the same may be convened by the requisitionists. Every meeting shall be held at such place as the Fiscal Agent may approve.

3.	At least 21 days’ notice (exclusive of the day on which the notice is given and the day on which the meeting is held) specifying the place, day and hour of meeting shall be given to the Bondholders before any meeting of the Bondholders in the manner provided by Condition 13. The notice shall state generally the nature of the business to be transacted at the meeting but (except for an Extraordinary Resolution) it shall not be necessary to specify in the notice the terms of any resolution to be proposed. Such notice shall include a statement to the effect that Bonds may be deposited with Paying Agents for the purpose of obtaining Voting Certificates or appointing proxies. A copy of the notice shall be sent by post to the Issuer (unless the meeting is convened by the Issuer) and to the Guarantor (unless the meeting is convened by the Guarantor).

4.	Some person (who may but need not be a Bondholder) nominated in writing by the Issuer shall be entitled to take the chair at every meeting but if no nomination is made or if at any meeting the person nominated shall not be present within fifteen minutes after the time appointed for holding the meeting the Bondholders present shall choose one of their number to be Chairman.

5.	At any meeting one or more persons present holding Bonds or Voting Certificates or being proxies and holding or representing in the aggregate not less than one-twentieth of the principal amount of the Bonds for the time being outstanding shall (except for the purpose of passing an Extraordinary Resolution) form a quorum for the transaction of business and no business (other than the choosing of a Chairman) shall be transacted at any meeting unless the requisite quorum be present at the commencement of business. The quorum at any meeting for passing an Extraordinary Resolution shall (subject as provided below) be one or more persons present holding Bonds or Voting Certificates or being proxies and holding or representing in the aggregate not less than a clear majority of the principal amount of the Bonds for the time being outstanding, provided that at any meeting the business of which includes any of the following matters (each of which shall only be capable of being effected after having been approved by Extraordinary Resolution) namely:

(a)	modification of the date fixed for final maturity of the Bonds or reduction of the amount of principal payable;

(b)	reduction or cancellation of the principal payable on the Bonds;

(c)	reduction of the amount payable or, where applicable, modification of the method of calculating the amount payable or modification of the date of payment in respect of any interest;

(d)	alteration of the currency in which payments under the Bonds and Coupons are to be made;

(e)	alteration of the majority required to pass an Extraordinary Resolution;

(f)	the sanctioning of any scheme or proposal as is described in paragraph 18(f);

(g)	alteration of this proviso or the proviso to paragraph 6;

the quorum shall be one or more persons present holding Bonds or Voting Certificates or being proxies and holding or representing in the aggregate not less than two-thirds of the principal amount of the Bonds for the time being outstanding, provided there are no provisions requiring higher quorums in any circumstances.

6.	If within fifteen minutes after the time appointed for any meeting a quorum is not present the meeting shall if convened upon the requisition of Bondholders be dissolved. In any other case it shall stand adjourned to the same day in the next week (or if the day is a public holiday the next succeeding business day) at the same time and place (except in the case of a meeting at which an Extraordinary Resolution is to be proposed in which case it shall stand adjourned for the period being not less than 14 days nor more than 42 days, and at such place as may be appointed by the Chairman and approved by the Fiscal Agent) and at the adjourned meeting one or more persons present holding Bonds or Voting Certificates or being proxies (whatever the principal amount of the Bonds so held or represented by them) shall (subject as provided below) form a quorum and shall (subject as provided below) have power to pass any Extraordinary or other resolution and to decide upon all matters which could properly have been dealt with at the meeting from which the adjournment took place had the requisite quorum been present, provided that at any adjourned meeting the business of which includes any of the matters specified in the proviso to paragraph 5, the quorum shall be one or more persons present holding Bonds or Voting Certificates or being proxies and holding or representing in the aggregate not less than one-third of the principal amount of the Bonds for the time being outstanding.

7.	Notice of any adjourned meeting at which an Extraordinary Resolution is to be submitted shall be given in the same manner as notice of an original meeting but as if 10 were substituted for 21 in paragraph 3 and the notice shall (except in cases where the proviso to paragraph 6 shall apply when it shall state the relevant quorum) state that the persons present holding Bonds or Voting Certificates or being proxies at the adjourned meeting whatever the principal amount of the Bonds held or represented by them will form a quorum. Subject as provided above it shall not be necessary to give any notice of an adjourned meeting.

8.	Every question submitted to a meeting shall be decided in the first instance by a show of hands and in case of equality of votes the Chairman shall both on a show of hands and on a poll have a casting vote in addition to any votes to which he may be entitled as a Bondholder or as a holder of a Voting Certificate or as a proxy.

9.	At any meeting unless a poll is (before or on the declaration of the result of the show of hands) demanded by the Chairman or the Issuer or the Guarantor or by one or more persons present holding Bonds or Voting Certificates or being proxies and holding or representing in the aggregate not less than one-fiftieth part of the principal amount of the Bonds then outstanding a declaration by the Chairman that a resolution has been carried or carried by a particular majority or lost or not carried by a particular majority shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against the resolution.

10.	Subject to paragraph 12, if at any meeting a poll is demanded it shall be taken in such manner and, subject as provided below, either at once or after an adjournment, as the Chairman may direct and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded as at the date of the taking of the poll. The demand for a poll shall not prevent the continuance of the meeting for the transaction of any business other than the motion on which the poll has been demanded.

11.	The Chairman may with the consent of (and shall if directed by) any meeting adjourn the same from time to time and from place to place but no business shall be transacted at any adjourned meeting except business which might lawfully (but for lack of required quorum) have been transacted at the meeting from which the adjournment took place.

12.	Any poll demanded at any meeting on the election of a Chairman or on any question of adjournment shall be taken at the meeting without adjournment.

13.	Any director or officer of the Issuer or the Guarantor and the lawyers and financial advisers of either of them may attend and speak at any meeting. Save as provided above but without prejudice to the proviso to the definition of “outstanding” in clause 2 no person shall be entitled to attend and speak nor shall any person be entitled to vote at any meeting of the Bondholders or join with others in requesting the convening of a meeting unless he either produces the Bond of which he is the holder or a Voting Certificate or is a proxy. Neither the Issuer nor any Subsidiary, nor the Guarantor nor any other Subsidiary shall be entitled to vote at any meeting in respect of Bonds held by it for the benefit of any such company. Nothing contained in this Agreement shall prevent any of the proxies named in any Block Voting Instruction from being a director, officer of or otherwise connected with the Issuer or the Guarantor.

14.	Subject as provided in paragraph 13 at any meeting:

(a)	on a show of hands every person who is present in person and produces a Bond or Voting Certificate or is a proxy shall have one vote; and

(b)	on a poll every person who is so present shall have one vote in respect of each €1,000 in principal amount of the Bonds so produced or represented by the Voting Certificate so produced or in respect of which he is a proxy or in respect of which he is the Bondholder.

Without prejudice to the obligations of the proxies named in any Block Voting Instruction any person entitled to more than one vote need not use all his votes or cast all the votes to which he is entitled in the same way.

15.	The proxies named in any Block Voting Instruction need not be Bondholders.

16.	Each Block Voting Instruction together (if so requested by the Issuer) with reasonable proof satisfactory to the Issuer of its due execution on behalf of the relevant Paying Agent shall be deposited at such place as the Fiscal Agent shall approve not less than 24 hours before the time appointed for holding the meeting or adjourned meeting at which the proxies named in the Block Voting Instruction propose to vote and in default the Block Voting Instruction shall not be treated as valid unless the Chairman of the meeting decides otherwise before the meeting or adjourned meeting proceeds to business. A notarially certified copy of each Block Voting Instruction shall (if so requested by the Issuer) be deposited with the Fiscal Agent before the commencement of the meeting or adjourned meeting but the Fiscal Agent shall not be obliged to investigate or be concerned with the validity of or the authority of the proxies named in any Block Voting Instruction.

17.	Any vote given in accordance with the terms of a Block Voting Instruction shall be valid notwithstanding the previous revocation or amendment of the Block Voting Instruction or of any of the Bondholders’ instructions pursuant to which it was executed, provided that no intimation in writing of the revocation or amendment shall have been received from the relevant Paying Agent by the Issuer at its registered office (or such other place as may have been approved by the Fiscal Agent for the purpose) by the time being 24 hours before the time appointed for holding the meeting or adjourned meeting at which the Block Voting Instruction is to be used.

18.	A meeting of the Bondholders shall in addition to the powers provided above have the following powers exercisable by Extraordinary Resolution (subject to the provisions relating to quorum contained in paragraphs 5 and 6) only namely:

(a)	power to sanction any compromise or arrangement proposed to be made between the Issuer, the Guarantor and the Bondholders and Couponholders or any of them;

(b)	power to sanction any abrogation, modification, compromise or arrangement in respect of the rights of the Bondholders and Couponholders against the Issuer or the Guarantor or against any of their property whether the rights shall arise hereunder or otherwise;

(c)	power to assent to any modification of the provisions contained in the Conditions, the Bonds or the Coupons which shall be proposed by the Issuer, the Guarantor or (with the agreement of the issuer and the Guarantor) any Bondholder;

(d)	power to give any authority or sanction which under the Bonds or hereunder is required to be given by Extraordinary Resolution;

(e)	power to appoint any persons (whether Bondholders or not) as a committee to represent the interests of the Bondholders and to confer upon the committee any powers or discretions which the Bondholders could themselves exercise by Extraordinary Resolution; and

(f)	power to sanction any scheme or proposal for the exchange or sale of the Bonds for or the conversion of the Bonds into or the cancellation of the Bonds in consideration of shares, stock, Bonds, bonds, debentures, debenture stock and/or other obligations and/or securities of the Issuer or the Guarantor or any other company formed or to be formed, or for or into or in consideration of cash, or partly for or into or in consideration of the shares, stock, Bonds, bonds, debentures, debenture stock and/or other obligations and/or securities as provided above and partly for or into or in consideration of cash.

19.	Any resolution passed at a meeting of the Bondholders duly convened and held hereunder shall be binding upon all the Bondholders whether present or not present at the meeting and whether or not voting and upon all Couponholders and each of them shall be bound to give effect to the resolution accordingly and the passing of any resolution shall be conclusive evidence that the circumstances justify the passing of the resolution. Notice of any resolution duly passed by the Bondholders shall be published under Condition 13 by the Issuer within 14 days of the passing of the resolution, provided that the non-publication of the notice shall not invalidate the resolution.

20.	The expression “Extraordinary Resolution” when used in this Schedule and in the Conditions means a resolution passed at a meeting of the Bondholders duly convened and held in accordance with the provisions contained in this Agreement by a clear majority of the persons voting thereat upon a show of hands or if a poll shall be duly demanded then by a clear majority of the votes given on the poll, except that in the case of any meeting the business of which includes any of the matters described in clause 5(a) to (g) above, the majority shall consist of not less than 75% of the votes given on a poll or a show of hands, as the case may be.

21.	Minutes of all resolutions and proceedings at every meeting shall be made and duly entered in books to be from time to time provided for that purpose by the Issuer and any Minutes purporting to be signed by the Chairman of the meeting at which the resolutions were passed or proceedings had shall be conclusive evidence of the matters contained in the Minutes and until the contrary is proved every meeting in respect of the proceedings of which Minutes have been made shall be deemed to have been duly held and convened and all resolutions passed or proceedings had to have been duly passed or had.

MILACRON CAPITAL HOLDINGS B.V.

By:

Name:

Title:

MILACRON INC.

By:

Name:

Title:

DEUTSCHE BANK AG LONDON

By:

Name:

Title:

DEUTSCHE BANK LUXEMBOURG S.A.

By:

Name:

Title:

Without prejudice to the foregoing execution of the Agreement by the parties to this Agreement, Deutsche Bank Luxembourg S.A. expressly and specifically confirms its agreement with the provisions of clause 27 of this Agreement.

By:

Name:

Title:

Dated April 6, 2000

MILACRON CAPITAL HOLDINGS B.V.

€115,000,000

7.625% Guaranteed Bonds due 2005

FISCAL AGENCY AGREEMENT

ALLEN & OVERY

New York

Schedules
1.	Part I — Form of the Temporary Global Bond	17

	Part II — Form of the Permanent Global Bond	31

2.	Part I — Form of Definitive Bond	42

	Part II — Form of Coupon	46

	Part III — Terms and Conditions of the Bonds	49

3.	Part I — Form of Guarantee to be Endorsed on Global Bonds, Bonds in definitive form and Coupons	61

4.	Provisions for Meetings of Bondholders	82